Table of Contents

As filed with the Securities and Exchange Commission on October 28, 2024.

Registration No. 333-282485

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

The MARQUIE GROUP, INC.

(Exact name of Registrant as specified in its charter)

florida	4461	26-2091212
(Incorporation or	(Primary Standard Industrial	(I.R.S. Employer
organization)	Classification Code Number)	Identification Number)

7901 4th Street North, Suite 4887

St. Petersburg, FL 33702

(800) 351-3021

(Name, address, telephone number of agent for service)

Marc Angell

Chief Executive Officer

7901 4th Street North, Suite 4887

St. Petersburg, FL 33702

(800) 351-3021

(Address and Telephone Number of Registrant’s Principal Executive Offices and Principal Place of Business)

Communication Copies to

Jeff Turner

JDT Legal

7533 S Center View Ct, #4291

West Jordan, UT 84084

Telephone: (801) 810-4465

Facsimile: (888) 920-1297

Email: jeff@jdt-legal.com

Approximate date of proposed sale to the public: As soon as practicable and from time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates, as may be necessary to delay its effective date until the registrant shall file a further amendment, which specifically states that this registration statement shall thereafter become effective in accordance with Act 1, Section 8A of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities Exchange Commission, acting pursuant to Section 8A, may determine.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED OCTOBER 28, 2024

Up to 1,250,000,000 Shares of Common Stock

THE MARQUIE GROUP, INC.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offering to sell these securities and it is not a solicitation of an offering to buy these securities in any state where the offer or sale of such securities is not permitted.

This prospectus relates to the resale from time to time, of up to 1,250,000,000 shares of the common stock of The Marquie Group, Inc. (hereafter, “we,” “us,” “our,” “TMGI” or the “Company”) by the Selling Stockholder. We are not selling any shares of common stock in this offering. We, therefore, will not receive any proceeds from the sale of the shares by the Selling Stockholder. We do however, receive proceeds from the sale of securities pursuant to the Equity Commitment Agreement. Any participating broker-dealers and, if the Selling Stockholder is an affiliate of any such broker-dealers, are “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and any commissions or discounts given to any such broker-dealer or affiliates of a broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The Selling Stockholder has informed us that they are broker-dealers. Our common stock is traded on the over-the-counter market under the symbol “TMGI”. The closing price for our common stock on September 27, 2024 was $0.0001 per share, as reported by OTC Markets.

The shares being registered herein are comprised of 1,250,000,000 shares of common stock that are issuable pursuant to the Equity Commitment Agreement that we entered into with the Selling Stockholder on September 27, 2024. The purchase price of the shares that may be sold to MacRab under the Equity Commitment Agreement will be equal to 80% of the average of the two (2) lowest volume weighted average prices of the Company’s Common Stock on OTC Pink during the five (5) Trading Days immediately following the Clearing Date. Because the actual date and price per share of the Company’s common stock pursuant to any such put right under the Equity Commitment Agreement is unknown, the actual purchase price for the shares is unknown. Accordingly, we caution readers that, although we are registering 1,250,000,000 shares, there is a minimum purchase price of $0.0001 under the Equity Commitment Agreement, and therefore a potential for a maximum of 15,000,000,000 shares that may be issued by the Company pursuant to the Equity Commitment Agreement. Therefore, the number of shares issued from the Equity Commitment Agreement may be substantially greater than the number of shares being registered hereunder. See “Summary of Equity Commitment Agreement” on page 27 for a more complete discussion of the Equity Commitment Agreement and the terms by which we may issue additional shares of our common stock.

The Selling Stockholder may sell all or a portion of these common shares from time to time in market transactions to any market on which the common stock is then traded, in negotiated transactions or otherwise, and at prices, and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The Selling Stockholder has engaged Wilson Davis & Co., Inc. to act as broker-dealer in connection with the sale by the Selling Stockholder of the shares, offered pursuant to the Prospectus. For its services, Wilson Davis & Co., Inc. will be reimbursed for certain expenses, not to succeed $10,000, and receive a commission of 4.5% of any sales in addition to its customary fees and charges.

Our auditors have expressed substantial doubt as to our ability to continue as a going concern. We expect that we will need approximately $1,000,000 in capital to continue as a going concern for the next twelve months from the date of this prospectus. We intend to raise capital to fund our operations through sales of multi-media and entertainment related products and services, borrowings, and private placements of our common stock.

Marc Angell, our President and CEO, has the majority of the voting rights of holders of our capital stock through his ownership of all 200 of our Series A preferred stock. Each share of Series A Preferred Stock has voting rights equal to four times the sum of (a) all shares of Common Stock issued and outstanding at the time of voting; plus (b) the total number of votes of all other classes of preferred stock which are issued and outstanding at the time of voting; divided by (c) the number of shares of Series A Preferred Stock issued and outstanding at the time of voting. Effectively, the Series A shareholders are entitled to 80% of the vote on all matters submitted to shareholders for a vote. Accordingly, Mr. Angell will have voting control over all matters submitted to the holders of our common stock for approval, including the election of directors, amendments to our certificate of incorporation and major corporate transactions.

An investment in our common stock is subject to many risks and an investment in our shares will also involve a high degree of risk. The shares issuable from the Equity Financing Agreement will dilute the ownership interest and voting power of existing stockholders. See “Risk Factors” on page 5 to read about factors you should consider before purchasing shares of our common stock.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by us with the SEC. The Selling Stockholder may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is October 28, 2024

ADDITIONAL INFORMATION

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information. The shares are not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of such documents.

TABLE OF CONTENTS

The following table of contents has been designed to help you find information contained in this prospectus. We encourage you to read the entire prospectus.

i

Please read this Prospectus carefully and in its entirety. This Prospectus contains disclosure regarding our business, our financial condition and results of operations and risk factors related to our business and our Common Stock, among other material disclosure items. We have prepared this Prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this Prospectus. We have not authorized any other person to provide you with different information. This Prospectus is not an offer to sell, nor is it seeking an offer to buy these securities in any state where the offer or sale is not permitted. The Selling Stockholder may not sell the securities listed in this Prospectus until the Registration Statement filed with the Securities and Exchange Commission is effective. The information in this Prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

The Registration Statement containing this Prospectus, including the exhibits to the Registration Statement, provides additional information about us and our Common Stock offered under this Prospectus. The Registration Statement, including the exhibits and the documents incorporated herein by reference, can be read on the Securities and Exchange Commission website or at the Securities and Exchange Commission offices mentioned under the heading “Additional Information.”

ii

FORWARD-LOOKING STATEMENTS AND PROJECTIONS

All statements contained in this prospectus that are not historical facts, including statements regarding anticipated activity, are “forward-looking statements” within the meaning of the federal securities laws, involve a number of risks and uncertainties and are based on our beliefs and assumptions and information currently available to us. In some cases, you can identify forward-looking statements by words such as “may,” “will,” “should,” “expect,” “objective,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “forecast,” “continue,” “strategy,” or “position” or the negative of such terms or other variations of them or by comparable terminology. In particular, statements, express or implied, concerning future actions, conditions or events, future operating results or the ability to generate sales, income or cash flow are forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including:

•	The level of competition in the health and beauty product industry and multi-media entertainment;

•	The availability of wholesale goods to fulfill product orders, and expand the product line;

•	Our ability to obtain additional capital to finance the expansion of our business, to maintain reporting requirements, to maintain adequate inventory, or to extend terms of credit to our customers;

•	Our reliance upon management and particularly Marc Angell, our Chief Executive Officer, to execute our business plan;

•	The willingness and ability of third parties to honor their contractual commitments;

•	The amount of dilution that our shareholders will experience as a result of the Equity Financing Agreement and the underlying shares that that may be sold from time to time pursuant thereto;

•	The volatility of our common stock price; and

•	The risks, uncertainties and other factors we identify in “Risk Factors” and elsewhere in this prospectus and in our filings with the SEC.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, after the date of this prospectus.

1

PROSPECTUS SUMMARY

This summary highlights some of the information in this prospectus. It is not complete and may not contain all of the information that you may want to consider. You should read carefully the more detailed information set forth under “Risk Factors” and the other information included in this prospectus. Except where the context suggests otherwise, the terms “we,” “us,” “our,” “TMGI” and the “Company” refer to The Marquie Group, Inc. We refer in this prospectus to our executive officers and other members of our management team, collectively, as “Management.”

The Marquie Group, Inc. is an emerging direct-to-consumer firm specializing in marketing, product development, and media, including a dynamic terrestrial, and streaming radio network. We craft and promote top-tier health and beauty solutions that enrich lives, showcased through engaging radio content for our audience.

On May 31, 2013 the Company acquired Music of Your Life, Inc., a Nevada corporation (“MYL Nevada”). As a result of the acquisition, MYL Nevada became a wholly owned subsidiary of the Company, and the Company changed its name to Music of Your Life, Inc. effective July 26, 2013 operating as a syndicated radio network producing live concerts, television shows and radio programming. With the dramatic increase in music licensing fees and the decrease in traditional radio advertising formats, the Company found it difficult to achieve profitability with its Music of Your Life syndication radio service. In response to this, the Company began to explore partnering with products to be marketed through radio spots on the Company’s wide-reaching radio network.

On August 16, 2018, the Company merged into The Marquie Group, Inc., a development stage health and beauty products company for the exclusive right to market and sell products under development, and subsequently changed its name to The Marquie Group, Inc.

On September 26, 2022, the Company acquired 25% of Simply Whim, LLC, a skincare company with a full line of health and beauty products under the “Whim” brand. As a result, the Company is now a direct-to-consumer sales and marketing company with its own line of innovative health and beauty products. The Company markets these products through its wholly owned subsidiary Music of Your Life, a syndicated radio network heard nationwide on AM, FM and HD terrestrial radio stations, and simulcast over the internet. This is made possible by 30 and 60 second commercials airing every hour which are targeted toward the Music of Your Life listening audience. Broadcasting more than 40 years, Music of Your Life is the longest running music radio format in syndication. Information regarding the Whim products, including the Whim store can be found at www.simplywhim.com. You can learn more about the Company at www.themarquiegroup.com. Our website, however, does not constitute a part of this prospectus.

We are governed by our sole officer and director Marc Angell. Our principal office is located at 7901 4th Street North, Suite 4887, St. Petersburg, FL 33702-4305. We have one full-time employee and utilize the services of various contract personnel from time to time.

We are filing this prospectus in connection with shares of our common stock that may be offered and sold from time to time by the Selling Stockholder pursuant to the Standby Equity Commitment Agreement (SECA). The Selling Stockholder is offering for sale up to 1,250,000,000 shares of our common stock. The Selling Stockholder is not an affiliate of the Company. On September 27, 2024, we entered into the SECA with the Selling Stockholder, pursuant to which, the Selling Stockholder agreed to purchase in excess of $1.50 million worth of our common stock pursuant to the respective terms of the SECA. Additionally, we entered into Registration Rights Agreements (the “Registration Rights Agreements”) with the Selling Stockholder, pursuant to which we have filed with the U.S. Securities and Exchange Commission (the “SEC”) the registration statement that includes this prospectus to register for resale under the Securities Act of 1933, as amended (the “Securities Act”), the shares that may be issued to the Selling Stockholder under the SECA.

Issuances of our common stock in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to the Selling Stockholder.

2

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file quarterly and annual reports, as well as other information with the Securities and Exchange Commission (“SEC”) under File No. 000-54163. Such reports and other information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates, and at various regional and district offices maintained by the SEC throughout the United States. Information about the operation of the SEC’s public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at http://www.sec.gov that contains reports and other information regarding us and other registrants that file electronic reports and information with the SEC.

Recent Financings and Material Agreements

Quick Capital, LLC – Warrant

On June 10, 2022, we entered into a Securities Purchase Agreement with Quick Capital, LLC (“QC”) under which we received a loan of $35,000 for which we issued a convertible note to QC in the principal amount of $38,800 bearing interest at 12% per annum with a maturity date 12 months from the date of the note (“2022 Note”). As of the date hereof, the 2022 Note has been fully converted and is no longer outstanding. Under the terms of the Securities Purchase Agreement, we also issued a warrant to allow QC to purchase 776,000,000 shares of our common stock during a five-year period ending June 10, 2027 at an exercise price of $0.00005 per share, subject to adjustment. The number of shares being registered hereunder for warrant issued in conjunction with the June Note is 776,000,000.

Quick Capital, LLC – Note 1

On November 8, 2022, we entered into a Note Purchase Agreement with Quick Capital, LLC (“QC”) under which we received a loan of $27,500 for which we issued a convertible note to QC in the principal amount of $30,555 bearing interest at 12% per annum with a maturity date 12 months from the date of the note (“Note 1”). As of the date hereof, the Note 1 has been fully converted and is no longer outstanding. The number of shares being registered hereunder for warrant issued in conjunction with the June Note is 6,111,000 warrant shares).

Quick Capital, LLC – Note 2

On January 23, 2024, we entered into a Note Purchase Agreement with QC under which we received a loan of $27,500 for which we issued a convertible note to QC in the principal amount of $30,555 bearing interest at 12% per annum with a maturity date 12 months from the date of the note (“Note 2”). Note 2 is convertible into shares of our common stock at a 45% of the lowest trading price of our common stock during the twenty (20) day period ending on the latest complete trading day prior to the conversion date and is subject to customary default provisions. Note 2 may not be prepaid unless the lender consents. Under the terms of the Note Purchase Agreement, we also issued a warrant to allow QC to purchase 152,775,000 shares of our common stock during a five-year period ending November 8, 2027 at an exercise price of $0.005 per share, subject to adjustment. The total balance outstanding as of the date hereof is $31,619.82. The number of shares being registered hereunder for QC Note 2 is 785,171,416 (632,396,416 conversion shares and 152,775,000 warrant shares).

Quick Capital, LLC – Note 3

On May 21, 2024, we entered into a Note Purchase Agreement with QC under which we will receive a loan of up to $500,000 for which we issued a convertible note to QC in the principal amount of $555,555.55 bearing interest at 12% per annum with a maturity date 9 months from the date of the note (“Note 3”). Note 3 is convertible into shares of our common stock at a 45% of the lowest trading price of our common stock during the twenty (20) day period ending on the latest complete trading day prior to the conversion date. Note 3 may not be prepaid unless the lender consents. Under the terms of the Note Purchase Agreement, we also issued a warrant to allow QC to purchase up to 5,555,555,500 shares of our common stock during a five-year period ending May 10, 2029 at an exercise price of $0.0001 per share, subject to adjustment. The number of shares being registered hereunder for QC Note 3 is 1,455,524,579, which shares can be issued as conversion shares and/or warrant shares.

3

THE OFFERING

Securities Offered	Up to 1,250,000,000 shares of our common stock for public and private resale.

Offering Price

The Selling Stockholder will offer and sell its shares of common stock at a price of $0.0001 per share as quoted on OTC Markets as of September 27, 2024, at other prevailing prices, or at privately negotiated prices.

Shares Outstanding

We are authorized to issue 20,000,000,000 shares of common stock, par value $0.0001 per share. As of the date of this prospectus, we have 3,888,065,460 shares of common stock issued and outstanding. We entered into a Standby Equity Commitment Agreement (the “SECA”) pursuant to which MacRab has agreed to purchase up to $1.5 million worth of shares of our common stock from time to time. These put shares are issuable from time to time, as the Company may direct, at a purchase price of 80% of the average of the two (2) lowest volume weighted average prices of the Company’s Common Stock on OTC Pink during the five (5) Trading Days immediately following the Clearing Date. For purposes of this prospectus, we have assumed a purchase price of $0.0001 and the initial registration of 1,250,000,000 shares of common stock issued pursuant to the SECA to the Selling Stockholder. However, because the actual date and price per share of the Company’s common stock pursuant to any put right under the SECA is unknown, the actual purchase price for the shares is unknown. Accordingly, we caution readers that, although we are registering 1,250,000,000 shares, there is a minimum purchase price of $0.0001 under the SECA, and therefore a potential for a maximum of 15,000,000,000 shares that may be issued by the Company pursuant to the Equity Commitment Agreement. Therefore, the number of shares issued from the Equity Commitment Agreement may be substantially greater than the number of shares being registered hereunder. (see “Business – Summary of Equity Commitment Agreement” on page 27).

We are also authorized to issue 20,000,000 shares of preferred stock, par value $0.0001 per share. 200 shares of our preferred stock are designated Series A Preferred Stock and issued and outstanding at this time.

Symbol for Our Common Stock	TMGI

Use of Proceeds	We are not selling any shares of common stock in this offering. We, therefore, will not receive any proceeds from the sale of the shares by the Selling Stockholder.

Distribution Arrangements

The Selling Stockholder may, from time to time, sell any or all of their shares of common stock on the OTC Pink or other market or trading platform on which our shares are traded or quoted or in private transactions. These sales may be at fixed or negotiated prices. We will not be involved in any of the selling efforts of the Selling Stockholder.

Risk Factors	An investment in our common stock is subject to significant risks that you should carefully consider before investing in our common stock. For a further discussion of these risk factors, please see “Risk Factors” beginning on page 5.

Underwriter	The Selling Stockholder is considered an underwriter of The Marquie Group, Inc. An underwriter must make public disclosure similar to disclosure made by an issuer in the event of purchases and sales of securities.

4

RISK FACTORS

An investment in our securities involves certain risks relating to our business and operations. You should carefully consider these risks, together with all of the other information included in this prospectus, before you decide whether to purchase shares of our Company. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. If that happens, the trading price of our common stock could decline and you may lose all or part of your investment.

Risks Related to Our Business

Our auditors have expressed substantial doubt about our ability to continue as a going concern.

Our audited financial statements for the fiscal years ended May 31, 2024 and 2023 were prepared assuming that we will continue our operations as a going concern. We do not, however, have a history of operating profitably. Consequently, our independent accountants in their audit report have expressed substantial doubt about our ability to continue as a going concern. Our continued operations are highly dependent upon our ability to increase revenues, decrease operating costs, and complete equity and/or debt financings. Such financings may not be available or may not be available on reasonable terms. Our financial statements do not include any adjustments that may result from the outcome of this uncertainty. We estimate that we will not be able to continue as a going concern after December 31, 2024 unless we are able to secure capital from one of these sources of financing. If we are unable to secure such financing, we may cease operations and investors in our common stock could lose all of their investment.

We have not voluntarily implemented various corporate governance measures, in the absence of which, shareholders may have more limited protections against interested director transactions, conflicts of interest and similar matters.

Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or the Nasdaq Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges are those that address board of directors’ independence, and audit committee oversight. We have not yet adopted any of these corporate governance measures and, since our securities are not yet listed on a national securities exchange, we are not required to do so. It is possible that if we were to adopt some or all of these corporate governance measures, stockholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

As a smaller public company, our costs of complying with SEC reporting rules are disproportionately high relative to other larger companies.

The Marquie Group, Inc. is considered a “reporting issuer” under the Securities Exchange Act of 1934, as amended. Therefore, we incur certain costs of compliance with applicable SEC reporting rules and regulations including, but not limited to attorney’s fees, accounting and auditing fees, other professional fees, financial printing costs and Sarbanes-Oxley compliance costs in an amount estimated at approximately $200,000 per year. In proportion to our operations, these costs are far more significant than our publicly-traded competitors. Unless we are able to reduce these costs or increase our operating revenues, our costs to remain a reporting issuer will limit our ability to use our cash resources for other more productive uses that could provide returns to our shareholders.

We are highly dependent upon a few key contracts, the termination of which would have a material adverse effect on our business and financial condition.

Although we intend to grow The Marquie Group, Inc. to become a larger health and beauty product, and broadcasting company, at present we have a small customer base and are highly dependent upon a few key customers. We are therefore highly dependent upon repeat orders from our existing customers while we generate sales to new customers. The loss of any of these customers until we have added new customers, would have a material adverse effect on our business and financial condition.

5

We do not presently have a traditional credit facility with a financial institution. This absence may adversely affect our operations.

To expand our business, we require access to capital and credit. We do not presently have a traditional credit facility with a financial institution. The absence of a traditional credit facility with a financial institution could adversely impact our operations. If we are unable to access lines of credit, we may be unable to produce health and beauty products to certain customers who would otherwise be willing to enter into purchase contracts with us. The loss of potential and existing customers because of an inability to finance the purchase of products and services would have a material adverse effect on our financial condition and results of operations.

Non-performance of suppliers on their sale commitments and customers on their purchase commitments could disrupt our business.

We enter into sales and purchase orders with customers and suppliers for products and services at fixed prices. To the extent either a customer or supplier fails to perform on their commitment, we may be required to sell or purchase other available products and services at prevailing market prices, which could be significantly different than the fixed price within the sale and purchase order and therefore significant differences in these prices could cause losses that would have a material adverse effect on our business, financial condition, results of operations and cash flows.

If we are unable to retain our sales staff, our business and results of operations could be harmed.

Our ability to compete with other health, beauty and broadcasting companies, and develop our business is largely dependent on the services of Marc Angell, our Chief Executive Officer, and certain other third-party consultants and suppliers which assist him in securing sales of certain products and services. If we are unable to retain Mr. Angell’s services and to attract other qualified senior management and key personnel on terms satisfactory to us, our business will be adversely affected. We do not have key man life insurance covering the life of Mr. Angell and, even if we are able to afford such a key man policy, our coverage levels may not be sufficient to offset any losses we may suffer as a result of Mr. Angell’s death, disability, or other inability to perform services for us.

We may acquire businesses and enter into joint ventures that will expose us to increased operating risks.

As part of our growth strategy, we intend to acquire other health, beauty companies and other related service businesses in broadcasting. We cannot provide any assurance that we will find attractive acquisition candidates in the future, that we will be able to acquire such candidates on economically acceptable terms or that we will be able to finance acquisitions on economically acceptable terms. Even if we are able to acquire new businesses in the future, they could result in the incurrence of substantial additional indebtedness and other expenses or potentially dilutive issuances of equity securities and may affect the market price of our common stock or restrict our operations. We have also entered into joint venture arrangements intended to complement or expand our business and will likely continue to do so in the future. These joint ventures are subject to substantial risks and liabilities associated with their operations, as well as the risk that our relationships with our joint venture partners do not succeed in the manner that we anticipate.

We face intense competition and, if we are not able to effectively compete in our markets, our revenues may decrease.

Competitive pressures in our markets could adversely affect our competitive position, leading to a possible loss of customers or a decrease in sales, either of which could result in decreased revenues and profits. Our competitors are numerous, ranging from large multinational corporations, which have significantly greater capital resources than us, to relatively small and specialized firms. Our business could be adversely affected because of increased competition from these companies, who may choose to increase their direct marketing or provide less advantageous price and credit terms to us than to our competitors.

6

Current and future litigation could adversely affect us.

Though we are currently not involved in any legal proceedings, from time to time we are involved in legal proceedings in our ordinary course of business. Lawsuits and other legal proceedings can involve substantial costs, including the costs associated with investigation, litigation and possible settlement, judgment, penalty or fine. As a smaller company, the collective costs of litigation proceedings can represent a drain on our cash resources, as well as an inordinate amount of our management’s time and addition. Moreover, an adverse ruling in respect of certain litigation could have a material adverse effect on our results of operation and financial condition.

We have limited the liability of our board of directors and management.

We have adopted provisions in our Articles of Incorporation which limit the liability of our directors and officers and have also adopted provisions in our bylaws which provide for indemnification by the Company of our officers and directors to the fullest extent permitted by Florida corporate law. Our articles of incorporation generally provides that our directors shall have no personal liability to the Company or its stockholders for monetary damages for breaches of their fiduciary duties as directors, except for breaches of their duties of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, acts involving unlawful payment of dividends or unlawful stock purchases or redemptions, or any transaction from which a director derives an improper personal benefit. Such provisions substantially limit our shareholders’ ability to hold directors liable for breaches of fiduciary duty.

In addition to provisions in our Articles of Incorporation and Bylaws, we have also entered into indemnification agreements with our directors and officers that provide a right of indemnification to the fullest extent permissible under Florida law. These charter, Bylaw, and contractual provisions may limit our shareholders’ ability to hold our directors and officers accountable for breaches of their duties, or otherwise discourage shareholders from enforcing their rights, either directly or derivatively, against our directors or officers.

Our auditor has been charged with violations by the Securities and Exchange Commission

Our auditor, Olayinka Oyebola & Co. (Chartered Accountants), and its principal, Olayinka Oyebola, (the "Auditor") have been charged by the Securities and Exchange Commission with aiding and abetting violations of the antifraud provisions of the federal securities laws. The relief sought includes potential civil penalties as well as permanent injunctive relief, including an order permanently barring the Auditor from acting as an auditor or accountant for U.S. public companies or providing substantial assistance in the preparation of financial statements filed with the Securities and Exchange Commission. These charges and penalties, if imposed, could potentially cause the Company to find a new auditor. Refer to the Securities and Exchange Commission’s press release, available at https://www.sec.gov/newsroom/press- releases/2024-157.

Risks Relating To This Offering and Our Common Stock

If the selling shareholder sells a large number of shares all at once or in blocks, the market price of our shares would most likely decline.

The Selling Shareholder is offering up to 1,250,000,000 shares of our common stock through this prospectus. Should the Selling Stockholder decide to sell our shares at a price below the current market price at which they are quoted, such sales will cause that market price to decline. Moreover, we believe that the offer or sale of a large number of shares at any price may cause the market price to fall. A steep decline in the price of our common stock would adversely affect our ability to raise additional equity capital, and even if we were successful in raising such capital, the terms of such raise may be substantially dilutive to current shareholders.

The sale of our common stock under a separate Equity Financing Agreement may cause dilution, and the sale of the shares of common stock, or the perception that such sales may occur, could cause the price of our common stock to fall.

On September 27, 2024, we entered into a Standby Equity Financing Agreement (SECA)with another shareholder. Pursuant to the SECA said shareholder has committed to purchase up to $1.25 million of our common stock. The per share purchase price for the shares that we may sell under the SECA will fluctuate based on the price of our common stock and will be equal to 80% of the average of the two (2) lowest volume weighted average prices of the Company’s Common Stock on OTC Pink during the five (5) Trading Days immediately following the Clearing Date. Depending on market liquidity at the time, sales of such shares may cause the trading price of our common stock to fall.

7

The market price of our common stock may fluctuate significantly.

The market price and marketability of shares of our common stock may be affected significantly by numerous factors, including some over which we have no control, and which may not be directly related to us. These factors include the following:

•	The lack of trading volume in our shares;

•	Price and volume fluctuations in the stock market from time to time, which often are unrelated to our operating performance;

•	Variations in our operating results;

•	Any shortfall in revenue or any increase in losses from expected levels;

•	Announcements of new initiatives, joint ventures, or commercial arrangements; and

•	General economic trends and other external factors.

•	If the trading price of our common stock falls significantly following completion of this offering, this may cause some of our shareholders to sell our shares, which would further adversely affect the trading market for, and liquidity of, our common stock. If we seek to raise capital through future equity financings, this volatility may adversely affect our ability to raise such equity capital

Our common stock is subject to the “penny stock” rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

Under U.S. federal securities legislation, our common stock will constitute “penny stock”. A penny stock is any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a potential investor’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve an investor’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination. Brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock. Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because we do not intend to pay any cash dividends on our common stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We have never paid a dividend, and we intend to retain any future earnings to finance the development and expansion of our business. Consequently, we do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them. We cannot assure you that stockholders will be able to sell shares when desired.

8

PLAN OF DISTRIBUTION

As of the date of this prospectus, our shares of common stock are quoted on the OTC Pink. The Selling Stockholder may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions. These sales may be at fixed or negotiated prices.

Based upon the terms of the Equity Commitment Agreement as described on page 27 of this prospectus under “Summary of Equity Commitment Agreement”, the following table illustrates the number and percentage of shares of our common stock held by the Selling Stockholder upon issuance of the shares that are covered by this prospectus:

Conversion at Assumed Price(1)
Principal Amount	Number of Shares Received(2)	Pct. of Total Outstanding Shares(3)	Pct. of Outstanding Shares Held by Non-Affiliates(4)

$1,250,000	1,250,000,000	33%	86%

$1,250,000	1,250,000,000	33%	86%

(1)	The purchase price of the shares that may be sold to MacRab under the Standby Equity Commitment Agreement will be equal to 80% of the average of the two (2) lowest volume weighted average prices of the Company’s Common Stock on OTC Pink during the five (5) Trading Days immediately following the Clearing Date. For purposes of this prospectus, we have assumed a share price of $0.0001.
(2)	Because the actual date and price per share under the Equity Commitment Agreement is unknown, the actual price per share is undetermined. Consequently, the number of shares actually issuable may be substantially greater than the number being registered.
(3)	Based on 3,888,065,460 shares of our common stock issued and outstanding as of September 27, 2024, and assuming the issuance of 1,250,000,000 new shares of common stock to the Selling Stockholder.
(4)	Based on 3,888,065,460 shares of our common stock issued and outstanding as of September 27, 2024, and assuming the issuance of 1,250,000,000 new shares of common stock to the Selling Stockholder, but excluding shares held by executive officers, directors, and beneficial holders of more than 10% of our common stock equaling 3,888,065,460 shares.

The Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	to cover short sales made after the date that this registration statement is declared effective by the SEC;
•	broker-dealers may agree with the Selling Stockholder to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

9

The Selling Stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker dealers engaged by the Selling Stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder, (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of any of an agency transaction not in excess of a customer brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction, a markup or markdown in compliance with FINRA IM-244. The Selling Stockholder has engaged Wilson Davis and Co., Inc. to act as a broker-dealer in connection with the sale by the Selling Stockholder of the shares offered pursuing to the Prospectus. For its services, Wilson Davis & Co., Inc. will be reimbursed for certain expenses not to exceed $10,000 and receive a commission of 4.5% of any sales in addition to its customary fees and charges.

We have advised the Selling Stockholder that it may not use shares registered on this registration statement to cover short sales of common stock made prior to the date on which this registration statement shall have been declared effective by the SEC. If a Selling Stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Stockholder will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to the Selling Stockholder in connection with resales of its shares under this registration statement.

Penny Stock Rules

The SEC has also adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks” as such term is defined by Rule 15g-9. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The shares offered by this prospectus constitute penny stocks under the Exchange Act. The shares may remain penny stocks for the foreseeable future. The classification of our shares as penny stocks makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his or her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in The Marquie Group, Inc. will be subject to the penny stock rules.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document approved by the SEC, which: (i) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (ii) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of the Securities Act; (iii) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and significance of the spread between the bid and ask price; (iv) contains a toll-free telephone number for inquiries on disciplinary actions; (v) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (vi) contains such other information and is in such form as the SEC shall require by rule or regulation. The broker-dealer also must provide to the customer, prior to effecting any transaction in a penny stock, (i) bid and offer quotations for the penny stock; (ii) the compensation of the broker-dealer and its salesperson in the transaction; (iii) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (iv) monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling those securities.

10

Regulation M

During such time as we may be engaged in a distribution of any of the shares, we are registering by this registration statement, we are required to comply with Regulation M of the Securities Exchange Act of 1934. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. We have informed the Selling Stockholder that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this prospectus, and we have also advised the Selling Stockholder of the requirements for delivery of this prospectus in connection with any sales of the common stock offered by this prospectus.

11

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the Selling Stockholder. We will not receive any proceeds upon the sale of shares by the Selling Stockholder in this offering. However, We do receive proceeds from the sale of securities pursuant to the Equity Commitment Agreement, including, up to $1.25 million under the Equity Commitment Agreement, assuming that we sell the full amount of our common stock that we have the right, but not the obligation, to sell to the MacRab under the Equity Commitment Agreement. See “Plan of Distribution” elsewhere in this prospectus for more information.

We currently expect to use the net proceeds from the sale of shares to the Selling Stockholder under the Equity Commitment Agreement to further develop our health and beauty product lines and marketing of the same through our internet radio service and for other general corporate purposes. We will have broad discretion in determining how we will allocate the proceeds from any sales to the Selling Stockholder.

There is no guarantee that the Company will be able to sell all shares contemplated in the Registration Statement under the terms of the Equity Commitment Agreement. Even if we sell in excess of $1.25 million worth of shares of our common stock to the Selling Stockholder pursuant to the Equity Commitment Agreement, we will need to obtain additional financing in the future in order to fully fund all of our planned product and service-related research and development activities. Furthermore, it is likely that we will need to do further registration statements to fill the Selling Stockholder Equity Commitment Agreement. We may seek additional capital in the private and/or public equity markets, pursue government contracts and grants as well as business development activities to continue our operations, respond to competitive pressures, develop new products and services, and to support new strategic partnerships. We are evaluating additional equity financing opportunities on an ongoing basis and may execute them when appropriate. However, there can be no assurances that we can consummate such a transaction, or consummate a transaction at favorable pricing.

DETERMINATION OF THE OFFERING PRICE

The Selling Stockholder will determine at what price it may sell the offered shares, and such sales may be made at prevailing market prices or at privately negotiated prices.

12

SELLING STOCKHOLDER

The following table sets forth the shares beneficially owned, as of September 27, 2024, by the Selling Stockholder prior to the offering contemplated by this prospectus, the number of shares the Selling Stockholder is offering by this prospectus and the number of shares it would own beneficially if all such offered shares are sold.

Beneficial ownership is determined in accordance with rules of attribution as promulgated by the SEC. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under SEC rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 3,888,065,460 shares of our common stock issued and outstanding as of September 27, 2024. The Selling Stockholder does not hold any options, warrants or other securities exercisable for or convertible into shares of our common stock.

Selling Stockholder	Shares Beneficially Owned Before this Offering(1)	Percentage of Outstanding Shares Beneficially Owned Before this Offering	Shares to be Sold in this Offering(2)	Number Of Shares Beneficially Owned After this Offering(3)	Percentage of Outstanding Shares Beneficially Owned After this Offering
MacRab LLC (4)	0	0%	75,000,000	-0-	-0-

(1)	Based on 3,888,065,460 outstanding shares of our common stock as of September 27, 2024. Although we may at our discretion elect to issue to the Selling Stockholder up to $1.25 million of our common stock under the Equity Commitment Agreement, such shares are not included in determining the percentage of shares beneficially owned before this offering.

(2)	Assumes a purchase price of 0.0001 which price represents a 0% discount to the average of the two (2) lowest Volume Weighted Average Price of the Issuer’s common stock during the five (5) trading days after the clearing date. Because the actual date and price per share for the Company’s put right under the Equity Commitment Agreement is unknown, the actual purchase price for the shares is unknown. Accordingly, the actual shares issuable pursuant to the Equity Commitment Agreement may be significantly more than the amount of shares being registered herein.

(3)	Includes: (i) shares of common stock held by the Selling Stockholder that are issued and outstanding, (ii) shares of common stock issuable pursuant to the Equity Commitment Agreement that are being registered hereunder.

(4)	We have been advised that the principles of the Selling Stockholder include Mackey M Alligood and Robert Rabinowitz, each of whom is a registered representative of JH Darby & Co., Inc., a registered broker-dealer. JH Darby and Co., Inc. is not participating in this offering. The Selling Stockholder has engaged Wilson Davis and Co., Inc., to act as broker-dealer in connection with the sale by the Selling Stockholder of the shares offer pursuant to the Prospectus. For it services, Wilson Davis and Co., Inc., will be reimbursed for certain expenses not to exceed $10,000 and receive a minimum commission of 4.5% of any sales in addition to its customary fees and charges. We have been further advised that Mackey McFarlane member of the Selling Stockholder has sole voting and dispositive powers with respect to the common stock being registered for sale by the Selling Stockholder.

Except for the Equity Commitment Agreement and other documents ancillary thereto, and the shares as described in this prospectus, there is no prior or existing material relationship between us or any of our directors, executive officers, or control persons and the Selling Stockholder.

13

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON EQUITY

AND RELATED STOCKHOLDER MATTERS

Our common stock is listed on the OTC Pink under the symbol “TMGI”. We had approximately 2,262 registered holders of our common stock as of the filing of this prospectus. Registered holders do not include those stockholders whose stock has been issued in street name. The price for our common stock as of the date of this prospectus was $0.0001 per share.

The following table reflects the high and low closing sales prices per share of our common stock during each calendar quarter as reported on the OTC Pink, during the two previous years.

	Price Range(1)
	High	Low
FYE quarter August 31, 2025
First quarter	$0.0001	$0.0001

FYE ended May 31, 2024
Fourth quarter	$0.0001	$0.0001
Third quarter	$0.0001	$0.0001
Second quarter	$0.0002	$0.0001
First quarter	$0.0003	$0.0001

FYE ended May 31, 2023
Fourth quarter	$0.0072	$0.0022
Third quarter	$0.0093	$0.001
Second quarter	$0.009	$0.0032
First quarter	$0.10	$0.001

(1)	The above quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions.

Dividends and Distributions

We have not paid any cash dividends on our common stock since inception and do not anticipate paying cash dividends in the foreseeable future. We expect that that any future earnings will be retained for use in developing and/or expanding our business.

14

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

This report contains forward-looking statements that involve risks and uncertainties. We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements. You should not place too much reliance on these forward-looking statements. Our actual results are likely to differ materially from those anticipated in these forward-looking statements for many reasons.

Results of Operations

Following is management’s discussion of the relevant items affecting results of operations for the years ended May 31, 2024, and May 31, 2023.

Revenues. The Company generated no revenues for Broadcasting during the years ended May 31, 2024 and 2023. Broadcast radio revenues are primarily generated by pay per call spot sales from various advertisers represented by the advertising agency, MSH Marketing. However, MSH went out of business in 2023, and we are currently reviewing new opportunities for a spot sales agency. Through barter arrangements with our terrestrial radio station affiliates, Music of Your Life owns three minutes per hour to sell goods and services on these stations. Revenue for Health and Beauty will be included in future operations.

Cost of Sales. Our cost of sales for Broadcasting was $-0- for both years ended May 31, 2024 and 2023. Our cost of sales in the future will consist principally of licensing costs and royalties associated with our syndicated radio network, other related services provided directly or outsourced through our affiliates, as well as operational and staffing costs with respect thereto. Our Cost of Sales for Health and Beauty will be included in future operations.

Salaries and Consulting Expenses. Salaries remain unpaid and accruing for the years ending May 31, 2024 and 2023. Salaries and consulting expenses for the year ended May 31, 2024 were $407,905 as compared to $240,000 for the year ended May 31, 2023. The increase during the year ended May 31, 2024 was mostly the result of additional expenses of $128,205 related to investor relations. The company also issued 185,000,000 shares valued at $39,700 for consulting services rendered to the Company. We expect that salaries and consulting expenses, that are cash-based instead of share-based, will increase as we add personnel to build our multi-media entertainment business and expand our offering of health and beauty products.

Professional Fees. Professional fees for the year ended May 31, 2024 were $101,970 as compared to $85,190 for the year ended May 31, 2023. Professional fees consist mainly of the fees related to the audits and reviews of the Company’s financial statements as well as the filings with the Securities and Exchange Commission. We anticipate that professional fees will increase in future periods as we scale up our operations.

Selling, General and Administrative Expenses.

Other selling, general and administrative expenses were $39,598 for the year ended May 31, 2024 as compared to $31,280 for the year ended May 31, 2023. We anticipate that Other SG&A expenses will increase commensurate with an increase in our operations.

Other Income (Expense). The Company had net other income of $384,017 for the year ended May 31, 2024. For the year ended May 31, 2024, the company incurred interest expense of $521,923 and recorded income from derivative liability of $905,940. The Company had net other income of $1,536,629 for the year ended May 31, 2023. For the year ended May 31, 2023, the company incurred interest expense of $375,008 and recorded income from derivative liability of $1,911,637.

15

Liquidity and Capital Resources

As of May 31, 2024, our primary source of liquidity consisted of $1,250 in cash and cash equivalents. We hold most of our cash reserves in local checking accounts with local financial institutions. Since inception, we have financed our operations through a combination of short and long-term loans, and through the private placement of our common stock

We have sustained significant net losses which have resulted in an accumulated deficit at May 31, 2024 of $14,863,486 and are currently experiencing a substantial shortfall in operating capital which raises doubt about our ability to continue as a going concern. We generated a net loss for the year ended May 31, 2024 of $165,456. Without additional revenues, working capital loans, or equity investment, there is substantial doubt as to our ability to continue operations.

We believe these conditions have resulted from the inherent risks associated with small public companies. Such risks include, but are not limited to, the ability to (i) generate revenues and sales of our products and services at levels sufficient to cover our costs and provide a return for investors, (ii) attract additional capital in order to finance growth, and (iii) successfully compete with other comparable companies having financial, production and marketing resources significantly greater than those of the Company, and (iv) increasing costs associated with maintaining public company reporting requirements.

We believe that our capital resources are insufficient for ongoing operations, with minimal current cash reserves, particularly given the resources necessary to expand our multi-media entertainment business. We will likely require considerable amounts of financing to make any significant advancement in our business strategy. Other than the agreement discussed below, there is presently no agreement in place that will guarantee financing for our Company, and we cannot assure you that we will be able to raise any additional funds, or that such funds will be available on acceptable terms. Funds raised through future equity financing will likely be substantially dilutive to current shareholders. Lack of additional funds will materially affect our Company and our business, and may cause us to substantially curtail or even cease operations. Consequently, you could incur a loss of your entire investment in the Company.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Critical Accounting Policies

We believe the following more critical accounting policies are used in the preparation of our financial statements:

Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. On a periodic basis, management reviews those estimates, including those related to valuation allowances, loss contingencies, income taxes, and projection of future cash flows.

Research and Development. Research and development costs are charged to operations when incurred and are included in operating expenses.

Recent Accounting Pronouncements

There were various accounting standards and interpretations recently issued, none of which are expected to have a material impact on the Company’s consolidated financial position, operations, or cash flows.

16

MANAGEMENT’S PLAN TO CONTINUE AS A GOING CONCERN

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management’s plans to obtain such resources for the Company include (1) obtaining capital from the sale of its securities, and (2) short-term borrowings from shareholders or related party when needed. However, management cannot provide any assurance that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations.

Our independent registered public accounting firm’s report contains an explanatory paragraph which has expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

Forward-Looking Statements

This report contains or incorporates by reference forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 concerning our future business plans and strategies, the receipt of working capital, future revenues and other statements that are not historical in nature. In this report, forward-looking statements are often identified by the words “anticipate,” “plan,” “believe,” “expect,” “estimate,” and the like. These forward-looking statements reflect our current beliefs, expectations and opinions with respect to future events, and involve future risks and uncertainties which could cause actual results to differ materially from those expressed or implied.

Other uncertainties that could affect the accuracy of forward-looking statements include:

•	the worldwide economic situation;

•	any changes in interest rates or inflation;

•	the willingness and ability of third parties to honor their contractual commitments;

•	our ability to raise additional capital, as it may be affected by current conditions in the stock market and competition for risk capital;

•	our capital expenditures, as they may be affected by delays or cost overruns;

•	environmental and other regulations, as the same presently exist or may later be amended;

•	our ability to identify, finance and integrate any future acquisitions; and

•	the volatility of our common stock price.

This list is not exhaustive of the factors that may affect any of our forward-looking statements. You should read this report completely and with the understanding that our actual future results may be materially different from what we expect. These forward-looking statements represent our beliefs, expectations and opinions only as of the date of this report. We do not intend to update these forward-looking statements except as required by law. We qualify all of our forward-looking statements by these cautionary statements.

17

BUSINESS

Our Company

The Marquie Group, Inc. (hereafter, “we”, “our”, “us”, “TMGI”, or the “Company”) was incorporated on January 30, 2008, in the State of Florida, as ZhongSen International Tea Company, with the principal business objective of providing sales and marketing consulting services to small to medium sized Chinese tea producing companies who wish to export and distribute high quality Chinese tea products worldwide. The Company commenced business activities in August, 2008, when it entered into a related party Sales and Marketing Agreement with Yunnan Zhongsen Group, Ltd. However, due to lack of capital, the Company was unable to implement its business plan fully. On May 31, 2013 the Company acquired Music of Your Life, Inc., a Nevada corporation (“MYL Nevada”) in a reverse triangular merger and became a multi-media entertainment company, producing live concerts, television shows and radio programming. Subsequent to this, on August 16, 2018 the Company merged with The Marquie Group, Inc., a Utah development stage health and beauty products company and changed its name to The Marquie Group, Inc. On September 26, 2022, the Company acquired 25% of Simply Whim, LLC, a skincare company with a full line of health and beauty products under the “Whim” brand. Product information and webstore can be found at www.simplywhim.com. You can learn more about us at our website www.themarquiegroup.com. Our website, however, does not constitute a part of this prospectus.

Operational Overview

The Company is a direct-to-consumer sales and marketing company with an exclusive pipeline of innovative health and beauty products. The Company markets these products through its wholly owned subsidiary Music of Your Life, a syndicated radio network heard nationwide on AM, FM and HD terrestrial radio stations, and simulcast over the internet at www.musicofyourlife.com. This is made possible by 30 and 60 second commercials airing every hour which are targeted toward the Music of Your Life listening audience. Broadcasting more than 40 years, Music of Your Life is the longest running music radio format in syndication. With the acquisition of Simply Whim, LLC, the Company will report revenue from the Whim health and beauty products on its balance sheet, assuming the product line continues generating revenue. Working with the product development team at Simply Whim, the Company will be able to create new and innovative products under the Whim brand. The primary sales channel for the Whim products is found at the Simply Whim website, www.simplywhim.com.

We maintain a website at www.themarquiegroup.com. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to these reports are available free of charge through our website as soon as reasonably practicable after those reports are electronically filed with or furnished to the SEC. The information on our website is not a part of or incorporated by reference into this or any other report of the company filed with, or furnished to, the SEC.

We have two operating segments: (1) Broadcast, and (2) Health and Beauty, which also qualify as reportable segments. Our operating segments reflect how we assess the performance of each operating segment and determine the appropriate allocations of resources to each segment. We continually review our operating segment classifications to align with operational changes in our business and may make changes as necessary.

We measure and evaluate our operating segments based on operating income and operating expenses that exclude costs related to corporate functions, such as accounting and finance, human resources, legal, tax and treasury. We also exclude costs such as amortization, depreciation, taxes, and interest expense when evaluating the performance of our operating segments.

Our principal sources of broadcast revenue include:

•	the sale of advertising time on our radio stations to national and local advertisers;
•	the sale of advertising time on our national network;
•	the sale of banner advertisements on our station websites or on our mobile applications;
•	the sale of digital streaming advertisements on our station websites or on our mobile applications;

18

Our principal sources of health and beauty revenue include:

•	the sale of skin care products and dietary supplements on our webstore;
•	the sale of skin care products and dietary supplements on our radio network;
•	the sale of skin care products and dietary supplements on our Amazon store; and
•	the sale of skin care products and dietary supplements on our Public Square store.

In our broadcast operating segment, the rates we can charge for airtime, advertising and other products and services are dependent upon several factors, including:

•	audience share;
•	how well our programs and advertisements perform for our clients;
•	the size of the market and audience reached;
•	the number of impressions delivered;
•	general economic conditions; and
•	supply and demand for airtime on a local and national level.

In our health and beauty operating segment, the price we can charge for our products are dependent upon several factors, including:

•	price point sensitivity compared to other similar products in the market;
•	demographics of targeted marketing;
•	customer reviews;
•	customer service;
•	our ability to deliver products in a timely manner; and
•	how well our products deliver results for our customers.

Broadcasting

Our foundational business is radio broadcasting, which includes the ownership and operation of a syndicated radio network including our affiliated radio stations subscribing to our programming delivery. Refer to Item 1. Business of this annual report for a description of our broadcasting operations.

Broadcast revenue is impacted by the rates radio stations can charge for programming and advertising time, the level of airtime sold to programmers and advertisers, the number of impressions delivered, or downloads made, and the number of listener responses in the case of pay-per-call. Advertising rates are based upon the demand for advertising time, which in turn is based on our stations’ and networks’ ability to produce results for their advertisers. We market ourselves to advertisers based on the responsiveness of our audiences. We do not subscribe to traditional audience measuring services for most of our radio stations.

Each of our radio station affiliates allocates 3 minutes per hour of advertising time for our commercials at a preset time every hour based on the Music of Your Life clock.

Our results are subject to seasonal fluctuations. As is typical in the broadcasting industry, our second and fourth quarter advertising revenue typically exceeds our first and third quarter advertising revenue. Seasonal fluctuations in advertising revenue correspond with quarterly fluctuations in the retail industry. Additionally, we experience increased demand for political advertising during election even numbered years, over non-election odd numbered years. Political advertising revenue varies based on the number and type of candidates as well as the number and type of debated issues.

Broadcast operating expenses include: (i) employee salaries, commissions and related employee benefits and taxes, (ii) facility expenses such as lease expense and utilities, (iii) marketing and promotional expenses, (iv) production and programming expenses, and (v) music license fees. In addition to these expenses, our network incurs programming costs and lease expenses for satellite communication facilities.

19

Health and Beauty

Except for AminoMints®, our health and beauty operations are owned by Simply Whim, Inc., and include Whim®, an emerging beauty brand blending Nature, Nutrition, and Science to offer safe and effective products. Whim’s founder, a 3-time cancer survivor under treatment, recognizes the U.S.’s regulatory lapses and strives for better standards. Exclusively made in the USA, Whim® aims to provide responsible beauty options. We forecast strong sales growth next year, driven by demand for safer beauty solutions, and plan to exceed these expectations with continued innovation.

▪	On May 10, 2024 we entered into a settlement and co-existence agreement with Ulta Beauty (NASDAQ: ULTA), the world’s leading beauty company, over the rights to our Whim trademark. Under the terms of the agreement, Ulta is limited in the products they can market under the Whim brand name, and we are able to expand our Whim product offerings.
We acquired a 25% stake in Simply Whim, Inc., September 2022, and work together to expand marketing, and increase sales.
▪	Using a new S-1 facility, we are raising funds for Simply Whim’s inventory, advertising, and social media costs.
▪	We intend to acquire a controlling interest in Simply Whim in the coming fiscal year, which will be reflected in future balance sheet calculations.

Whim® Beauty Products:

•	Age Defying Moisturizer	•	Polishing Cleanser	•	Boost™ Hydrolyzed Collagen Peptide Powder
•	Illuminating Eye Treatment	•	Youth Boosting Serum
•	Multi-Action Exfoliating Scrub	•	Antioxidant Serum

Whim® Beauty Products in Development:

•	VitaWhims™ - sugar-free vitamin gummies, free from corn syrup, dyes, and unhealthy fillers.
•	Whim Gummies™ - sugar-free amino acid gummies, free from corn syrup, dyes, and unhealthy fillers.

AminoMints®:

AminoMints® are a fun and innovative way to introduce amino acid supplements to those unfamiliar or have previously tried them and found the taste or experience unappealing. Daily amino acid supplementation is essential for maintaining health, optimal functioning, and addressing various health concerns. Amino acids are crucial components of all proteins. An imbalance of these amino acids can lead to numerous negative effects, such as fatigue, mood swings, concentration issues, muscle loss, and digestive disorders. Amino acid deficiencies are common and can also impact our appearance, leading to dry, brittle nails, dry hair and skin, loss of lean muscle, and weight gain.

All products in development are estimated to launch mid-2025.

20

Assets – Inventory and Equipment

Music of Your Life.

A significant amount of equipment is used to broadcast Music of Your Life programming. As of year-end May 31, 2024, all current equipment has been fully depreciated, and includes:

MOYL Equipment Assets	Date	Qty	Cost
Audio Science BOB 1024 Audio Distribution	2008	1	$250.00
Behringer Xenyx Mixer	2008	1	$189.00
Broadcast Tools Audio Control Switcher - ACS 8.2 Plus	2008	1	$1,250.00
ElectroVoice RE20 Microphones (grey)	2008	1	$449.00
Google Radio Automation Computer System	2008	1	$50,000.00
Barix Extremer 500 Audio Encoder/Decoder	2013	1	$730.00
Barix Instreamer Internet Audio Encoder	2013	1	$430.00
Barix Extremer 500 Audio Encoder/Decoder (Backup)	2013	1	$730.00
Barix Instreamer Internet Audio Encoder (Backup)	2013	1	$430.00
Dell Inspriron Tower Computer - Music Server Backup	2013	1	$1,500.00
Dell Inspriron Tower Computer - Production Computer Backup	2013	1	$1,500.00
Monitor LG 24"	2013	2	$500.00
LaCie RAID Array Hard Drive (4 TB)	2013	2	$1,000.00
Rode Boom Arms (x2)	2013	1	$598.00
Easy-Driver ED88A Contact Closure Board	2013	1	$150.00
Station Playlist Radio Automation Software	2013	1	$799.00
B&W Studio Monitor Speakers	2017	1	$2,500.00
Automation Backup Computer	2018	1	$5,000.00
ElectroVoice RE20 Microphones (black)	2019	1	$449.00
Monitor Acer 27"	2019	1	$149.00
Startech Audio Rack Enclosure	2020	1	$895.00
Zoom P8 Mixing Board	2021	1	$549.00
Duracell Power Source Electric Generator	2022	1	$735.00
Total Cost			$70,782.00

MOYL Audio Assets	Date	Qty	Cost
Audio Files - MP3	2008-2024	100,000	$100,000.00
Audio Files - WAV	2008-2024	80,000	$80,000.00
Audio Files - M4A	2015-2024	2,500	$3,750.00
Audio Files - AIFF	2010-2024	5,000	$5,000.00
Audio Files - FLAC	2022-2024	5,000	$5,000.00
LP Records - Music of Your Life/CBS / Others	2008-2024	350	$14,000.00
Compact Discs - Music of Your Life/TGG / Others	2008-2024	1,500	$37,500.00
Reel to Reel Tape - Music of Your Life Original	1978-2024	250	$25,000.00
			$265,750.00

21

Simply Whim.

Simply Whim assets are not included in our balance sheet calculations as we own less than 51% of the company. This will change in the coming year as we acquire a controlling interest in the company. As of year-end, May 31, 2024, the Simply Whim assets include:

Simply Whim Equipment Assets	Date	Qty	Cost

Filler Machine	2022		$214.00
Office Furniture	2022		$2,500.00
			$2,714.00

Simply Whim Inventory Assets	Date	Qty	Cost
BOOST Hydrolyzed Collagen Peptide Powder	2024	60	$665.40
Age-Defying Moisturizer	2024	32	$704.00
Illuminating Eye Treatment	2024	25	$425.00
Moisture Shield SPF 30 Sunscreen	2024	7	$112.00
Multi-Action Exfoliating Scrub	2024	32	$368.00
Polishing Cleanser	2024	51	$561.00
Youth Boosting Serum	2024	5	$105.00
Packaging	2024	350	$413.00
Cartons	2024	350	$289.00
			$3,642.40

Assets – Intellectual Property

Trademarks

Trademarks are an integral part of our success and valuation. We have multiple trademarks registered with the United States Patent and Trademark Office (“USPTO”), with additional applications filed and awaiting registration. We have secured exclusive license agreements with the right of first refusal to acquire additional trademarks.

Simply Whim™

The Whim and related trademarks are owned by Simply Whim, Inc. Our 25% acquisition of Simply Whim included an exclusive license to use the trademarks in commerce, with a right of first refusal to acquire.

22

First Use	Class	Ser. No.	Reg. No.	Mark	Cost	Goods and Services
2019	5	88213607	6521198	Whim	250	Powdered nutritional supplement drink mix containing amino acids.
2019	32	88213607	6521198	Whim	(2)	Concentrates and powders used in the preparation of energy drinks and fruit-flavored beverages.
2019	5	88380471	6471490	Whim	250	Nutritional supplement energy bars; Dietary supplements with a cosmetic effect.
2019	5	88380471	6471490	Whim	(2)	Nutritional supplements in lotion form sold as a component of nutritional skin care product.
2019	44	88380471	6471490	Whim	(2)	Hygienic and beauty care; Medspa services for health and beauty of the body and spirit.
2019	32	88380471	6471490	Whim	(2)	Beauty beverages, namely, fruit juices and energy drinks containing nutritional supplements.
2019	3	90228584		Simply Whim	250	Cosmetic body scrubs for the face; non-medicated skin care preparations, namely, creams, lotions, gels, serums and cleaners.
2019	44	90228584		Simply Whim	(2)	Providing a website featuring information about health, wellness and nutrition; Providing information about dietary supplements and nutrition.
2021	3	90490805	6668530	Age is Not a Skin Type	250	Non-medicated skin care preparations.
2023	35	97061033		Age is Not a Skin Type	250	Advertising and marketing services provided by means of indirect methods of marketing communications, namely, social media, blogging.
2023	41	97061033		Age is Not a Skin Type	(2)	Providing a website featuring blogs and non-downloadable publications in the nature of articles in the field(s) of skin care.
2023	44	97061033		Age is Not a Skin Type	(2)	Providing information about health, wellness and nutrition via a website.
2019	3	97061059		Inner Health & Outer Beauty	250	Cosmetics and personal care items, namely, facial cleanser, facial moisturizer, SPF facial moisturizer, facial toner.
2023	41	97065427	7069730	Beauty Buzz	250	Nutritional supplements; Nutritional supplements in the form of gummies.
2023	41	97065427	7069730	Beauty Buzz	(2)	On-line journals, namely, blogs featuring skin care, nutrition, health and beauty products.
2023	5	97618021		Whim		Nutritional supplements in the form of gummies; Vitamins.
2023	5	97822144		VitaWhims	250	Vitamins; Vitamin and mineral supplements; Vitamin drops; Vitamin supplement patches; Vitamin supplements; Vitamin tablets.
2023	5	97822144		VitaWhims	(2)	Dietary supplemental drinks in the nature of vitamin and mineral beverages; Effervescent vitamin tablets; Gummy vitamins; Liquid supplements.
2019	44	97933816	6471490	Whim	250	Providing a website featuring information about health, wellness and nutrition.

(1) Trademark application fee is $250 per classification, regardless of the quantity of goods and services, so long as they fall within the same class.

23

Music of Your Life®.

The Music of Your Life trademarks include the second audio trademark in history to be registered by the USPTO. Total cost of Music of Your Life trademarks is $250,750.

First Use	Class	Ser. No.	Reg. No.	Mark	Cost	Goods and Services
1978	41	73483592	1367083	Music of Your Life	(1)	Entertainment services rendered by an orchestra.
1984	9	87612873	5593361	Music of Your Life	(1)	Audio and video recordings featuring music and artistic performances.
1984	9	87612873	5593361	Music of Your Life	(1)	Phonograph records featuring music.
2008	38	87612873	5593361	Music of Your Life	(1)	Audio and video broadcasting services over the Internet.
2008	41	87612873	5593361	Music of Your Life	(1)	Entertainment services, namely, providing radio programs in the field of music via a global computer network.
2008	41	87612873	5593361	Music of Your Life	(1)	Production and distribution of radio programs.
2020	38	87327075	5398283	Celebrity Radio	250	Broadcasting programs via a global computer network.
2020	38	87327075	5398283	Celebrity Radio	(2)	Internet radio broadcasting services. Radio and television broadcasting services.
2021	41	88081729	6974703	Collusion	250	Entertainment, namely, a continuing news show broadcast over radio, television, and the Internet.
2023	41	97680440		Street Talk	250	Production of television programs; Radio entertainment production; Radio program syndication.
2023	41	97680440		Street Talk	(2)	Entertainment services, namely, providing video podcasts in the field of business, news and commentary.

(1) Trademark application fee is $250 per classification, regardless of the quantity of goods and services, so long as they fall within the same class.

(2) Music of Your Life trademarks acquired for $250,000

AminoMints®

The AminoMints trademarks are owned by AminoMints, Inc. Our pending acquisition of AminoMints, Inc. will include an exclusive license, with first right of refusal for the AminoMints trademarks.

First Use	Class	Serial No.	Reg. No.	Mark	Cost	Goods and Services
2015	5	88074842	5790001	AminoMints	250	Amino acids for nutritional purposes.
2015	30	88074842	5790001	AminoMints	(2)	Candy containing amino acids.
2015	30	88072919	5796264	AminoMints	250	Mints for breath freshening that contain amino acids; Energy mints containing amino acids.

(1) Trademark application fee is $250 per classification, regardless of the quantity of goods and services, so long as they fall within the same class.

24

Trademark Licenses

We have exclusive license agreements for several additional trademarks, either registered, or pending registration with the USPTO.

First Use	Class	Ser. No.	Mark	Cost	Goods and Services
2020	30	78942565	Insanitea	250	Beverages made of tea
2020	32	78942565	Insanitea	(2)	Energy drinks; non-alcoholic beverages, namely, carbonated beverages; Sport drinks.
2016	5	88061242	Aminofizz	250	Amino acids for nutritional purposes; Beverages containing amino acids for use as a nutritional supplement.
2016	5	88061242	Aminofizz	(2)	Delivery agents in the form of dissolvable tablets that facilitate the delivery of nutritional supplements.
2022	32	90131199	Insanitea	250	Alcoholic carbonated beverages, except beer; Alcoholic tea-based beverages.
2020	30	97590037	Sanitea	250	Beverages made of tea
2023	5	97868564	Aminopod	250	Amino acids for nutritional purposes.
2023	20	97868564	Aminopod	(2)	Plastic bottle caps for storing powdered nutritional supplements and for dispensing those supplements into the bottle.

(1) Trademark application fee is $250 per classification, regardless of the quantity of goods and services, so long as they fall within the same class.

Because we have incurred losses, income tax expenses are immaterial. No tax benefits have been booked related to operating loss carry-forwards, given our uncertainty of being able to utilize such loss carry-forwards in future years. We anticipate incurring additional losses during the coming year.

Our Business Strategy

With the dramatic increase in music licensing fees and the decrease in traditional radio advertising formats, the Company found it difficult to achieve profitability with its stand-alone Music of Your Life syndication radio service. In response to this, the Company began to explore partnering with a product line to be marketed through radio spots on the Company’s wide-reaching radio network. With the merger of The Marquie Group and subsequent acquisition of Simply Whim, the Company now has access to a developing health and beauty line of products called “Whim” to market and sell directly to the consumer through a series of radio commercials, on the Company website at musicofyourlife.com and on the Simply Whim website at www.simlywhim.com. The Whim product line includes a regime of face care products and other beauty products as they become available.

Objectives

Our objective is to sell unique and well-branded products to the Music of Your Life listening audience through a series of local and nationwide radio commercials. To accomplish this objective, the Company will continue to explore relationships with product manufacturers for the rights to sell their products directly, circumventing the traditional advertising agency approach, and by developing new and innovative products under the Whim brand.

Market Advantage

Music of Your Life can be heard on AM, FM, and HD terrestrial radio stations across the United States and worldwide over the Internet. This well-established listener base gives the company a strong market advantage over the typical Internet radio service. Using cutting edge, low-cost technology for program delivery with the Barix system, the Company operates at lower overhead than its larger competitors.

25

Competition

Competition in the radio industry is fierce, however, the traditional style of delivering syndicated programming is limited to just a handful of offerings. Most of these competing services offer a wide range of programming with the potential to reach millions of listeners. However, these businesses rely upon advertising agencies for their commercials without the flexibility to partner directly with the companies offering goods and services. This can be a benefit to our competitors as these ad agencies usually produce profitable results. However, this is also a very expensive method for producing revenue. The Marquie Group approach is that of direct-to-consumer model which cuts the cost of commissions to a third party resulting in higher profits per sale and affords the company greater flexibility. With the addition of the Whim line of products, the Company can sell-through to the listening audience with products owned by the Company.

Employees

As of May 22, 2024, Marc Angell (Director and Chief Executive Officer) is the only non-employee officers and/or directors of the Company. The Company has no official employees. We currently have one part-time production person, an outside accountant, and an outside lawyer. Certain other executive positions have been identified, and we intend to fill these positions. Additional other support staff and other personnel will be hired when there is adequate capital available to do so.

We have undertaken preliminary investigations concerning candidates for the above positions and do not currently anticipate difficulty in filling such positions with qualified persons; however, we cannot assure you that we will in fact be able to hire qualified persons for such positions when needed. Additional positions to be filled may be identified from time to time by the Company. We expect to be able to attract and retain such additional employees as are necessary, commensurate with the anticipated future expansion of our business. Further, we expect to continue to use consultants, contract labor, attorneys, and accountants as necessary.

The loss of our CEO Marc Angell would likely have a material adverse effect on the Company. We intend to reduce this risk by obtaining key-man insurance if affordable insurance coverage may be obtained. We cannot assure you that the Company will be able to obtain such insurance or that the Company will be successful in recruiting needed personnel.

Properties

Our principal executive offices are located at 7901 4th Street North, Suite 4887, St. Petersburg, FL 33702-4305. We believe that our office facilities are suitable and adequate for our operations as currently conducted and contemplated.

Legal Proceedings

The Company currently has no litigation pending, threatened or contemplated, or unsatisfied judgments

From time to time, we may be a party to legal proceedings incidental to the normal course of our business including the enforcement of our rights under contracts with purchasers and suppliers.

26

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

Board of Directors

Our board of directors consists of the following individual:

Name and Year First Elected Director(1)	Age	Background Information
Marc Angell (2013)	66

Marc Angell has been the Chief Executive Officer of The Marquie Group, Inc. since November 2012. His career in media and broadcasting began in 1977 when he changed his major from Filmmaking to Broadcasting at Columbia Motion Picture College. With a background in on-air and broadcast production, Angell’s trajectory took a significant turn when he acquired the renowned “Music of Your Life” trademark in 2008. Since 1978, "Music of Your Life" has been a cornerstone of the Adult Standards music format, broadcasting around the clock to radio stations throughout the United States and Canada. In November 2012, Angell founded Music of Your Life, Inc., an entertainment company aimed at expanding the brand beyond radio into television programming, live concerts, internet radio, and merchandising. The brand, known for its celebrity announcers, has been featured in popular TV shows, movies, celebrity cruises, and Time Lif music collections.

In 2000, Angell founded Planet Halo, a wireless telecommunications company where he served as CEO. There, he developed the “Halo”, a wireless messaging device and software platform that offered a cost-effective alternative to the Blackberry. Under his leadership, Planet Halo launched the nation’s first wireless MESH system for marine use, providing wireless internet access to Ventura Harbor, California. In May 2004, he sold Planet Halo to Concierge Technologies, Inc., now known as Marygold, Inc. (NYSE: MGLD). Previously, Angell served as a director at Wireless Village, Inc., a telecommunications solutions provider, and at Concierge Technologies, Inc., a public company, from June 2004 to January 2008.

In January 1990 Mr. Angell founded Angellcom, a supplier and distributor of one-way paging devices in the U.S. He remained its CEO until 1999. Mr. Angell conceptualized, designed, and marketed one-way pagers for Angellcom that broke the traditional mold of pagers by offering them in multiple, vibrant colors. He also delivered the nation’s first alpha-numeric pager that sold for under $100. As a result, Angellcom became one of the largest suppliers of one-way pagers in North America.

During the 1990s, Mr. Angell was also involved in the land mobile radio business as a license holder and manager of 220MHz radio systems throughout the United States and Mexico. Angell became the first US citizen to hold a spectrum license in Mexico. Earlier in his career, Angell worked in various roles in the film industry, both in front of and behind the camera, before transitioning into broadcasting. He spent nearly two decades as a radio disc jockey, news reporter for radio and television, sports anchor, weather announcer, and writer of news and feature stories for both radio and TV.   Mr. Angell was the creator, and first-to-market with the “iPad” trademark, the “HALO” trademark, and the “WINGS” trademark, all of which were successfully negotiated with their respective current owners.

(1) The business address of Mr. Angell is 7901 4th Street North, Suite 4887, St. Petersburg, FL 33702-4305.

27

Director Independence

Because our common stock is listed on OTC Pink and it does not have a definition for "independence", we have used the definition of “independence” of The NASDAQ Stock Market to make this determination. NASDAQ Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the Company or any other individual having a relationship which, in the opinion of the Company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The NASDAQ listing rules provide that a director cannot be considered independent if:

•	the director is, or at any time during the past three years was, an employee of the company;
•	the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for board or board committee service);
•	a family member of the director is, or at any time during the past three years was, an executive officer of the company;
•	the director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);
•	the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the company served on the compensation committee of such other entity; or the director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

We do not have any independent directors. We do not have an audit committee, compensation committee or nominating committee. We do however have a code of ethics that applies to our officers, employees and director.

Compensation of Directors

Although we anticipate compensating the members of our board of directors in the future at industry levels, current members are not paid cash compensation for their service as directors. Each director may be reimbursed for certain expenses incurred in attending board of directors and committee meetings.

Board of Directors Meetings and Committees

Although various items were reviewed and approved by the Board of Directors via unanimous written consent during the two fiscal years ended May 31, 2023, the Board held no formal meetings.

We do not have Audit or Compensation Committees of our board of directors. Because of the lack of financial resources available to us, we also do not have an “audit committee financial expert” as such term is described in Item 401 of Regulation S-K promulgated by the SEC.

Executive Officers

Marc Angell is our sole executive officer, serving as our Chief Executive Officer and Secretary, as well as our principal accounting and financial officer. Further information pertaining to Mr. Angell’s business background and experience is contained in the section above marked DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.

28

Section 16(a) Beneficial Ownership Reporting Compliance

We are required to identify each person who was an officer, director or beneficial owner of more than 10% of our registered equity securities during our most recent fiscal year and who failed to file on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934.

To our knowledge, during the fiscal year ended May 31, 2022, based solely upon a review of such materials as are required by the Securities and Exchange Commission, no other officer, director, or beneficial holder of more than ten percent of our issued and outstanding shares of Common Stock failed to timely file with the Securities and Exchange Commission any form or report required to be so filed pursuant to Section 16(a) of the Exchange Act of 1934.

Code of Ethics

The Company expects that its Officers and Directors will maintain appropriate standards of honesty and ethical conduct in connection with the performance of their duties on behalf of the Company. In recognition of this expectation, the Company has adopted a Code of Ethics. The purpose of this Code of Ethics is to codify standards the Company believes are reasonably necessary to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships and full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”), or other regulatory bodies and in other public communications made by the Company.

29

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On March 4, 2016, the Board of Directors of Music of Your Life, Inc., a Florida corporation (the “Company”) issued all 200 previously authorized but unissued shares of Series A Preferred Stock (the “Preferred Stock”) to the Company’s sole officer and director Marc Angell. The Preferred Stock collectively holds at all times, 80% of the total voting power of the Company.

On November 9, 2016, the Company amended its Articles of Incorporation to increase the number of authorized shares of common stock from 2,000,000,000 to 10,000,000,000 shares and to amend the voting rights for the Series A Preferred Stock. As amended, each share of Series A Preferred Stock shall have voting rights equal to four times the sum of (a) all shares of Common Stock issued and outstanding at the time of voting; plus (b) the total number of votes of all other classes of preferred stock which are issued and outstanding at the time of voting; divided by (c) the number of shares of Series A Preferred Stock issued and outstanding at the time of voting. The Series A Preferred Stock continues to have no conversion, liquidation, or dividend rights.

On August 16, 2018 (the “Closing Date the Company entered into a Merger Agreement (the “Merger Agreement”) by and among the Company, and The Marquie Group, Inc., a Utah corporation ("TMG"), pursuant to which the Company merged with TMG. The Company was the surviving corporation. Each shareholder of TMG received one (1) share of common stock of the Company for every one (1) share of TMG common stock held as of August 16, 2018. In accordance with the terms of the merger agreement, all of the shares of TMG held by TMG shareholders were cancelled, and 100,000 shares of common stock of the Company were issued to the TMG shareholders. A majority of these shares, 50,000 shares of common stock of the Company were issued to Marc and Jacquie Angell, affiliates of the Company. This is considered a related party transaction. The TMG merger will provide the Company with certain registered trademarks and intellectual property of TMG with respect to health, beauty and social networking products.

On September 20, 2022, the Company entered into a Share Purchase Agreement (the “SPA”) to acquire 25% of the outstanding shares of SIMPLY WHIM, INC., a Wyoming corporation (hereafter, “SIMPLY WHIM”), in exchange for 666,666,668 shares of common stock (the “SIMPLYWHIM Common Stock”) of the Company and a promissory note in the face amount of Two Million dollars ($2,000,000) (such transaction is hereafter referred to as the “Exchange”). SIMPLY WHIM is a health and beauty product development company. As a result of the Exchange, all of the SIMPLYWHIM Common Stock was issued to Jacquie Angell, the spouse of the Company’s CEO Marc Angell. This is considered a related party transaction.

30

EXECUTIVE COMPENSATION

The following table summarizes the total compensation for the two fiscal years ended May 31, 2024, of each person who served as our principal executive officer or principal financial and accounting officer collectively, (the “Named Executive Officers”) including any other executive officer who received more than $100,000 in annual compensation from the Company. Executive compensation has been accrued and unpaid. We did not award cash bonuses, stock awards, stock options or non-equity incentive plan compensation to any Named Executive Officer during the two years ended May 31, 2024, thus these items are omitted from the table below:

Summary Compensation Table
Name and Principal Position	Fiscal Year	Salary	Stock Awards	All Other Compensation (1)	Total
Marc Angell	2024	$–	$–	$240,000	$240,000
Chief Executive Officer, Secretary	2023	–	$–	$120,000	$120,000

(1)	Accrued consulting fees prior to 2015 were not paid and were eliminated per agreement. Consulting fee accrual resumed in 2016. See Note 11 to the financial statements.

There is no other arrangement or understanding between our directors and officers and any other person pursuant to which any director or officer was or is to be selected as such.

Outstanding Equity Awards at Fiscal Year-End

There were no grants or equity awards to our Named Executive Officers or directors during the two fiscal years ended May 31, 2024.

31

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

AND RELATED STOCKHOLDER MATTERS

The following table sets forth the beneficial ownership of each of our directors and executive officers, and each person known to us to beneficially own 5% or more of the outstanding shares of our common stock, and our executive officers and directors as a group, as of the date of this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Unless otherwise indicated, we believe that each beneficial owner set forth in the table has sole voting and investment power and has the same address as us. Our address is 7901 4th Street North, Suite 4887, St. Petersburg, FL 33702-4305. As of as of the date of this prospectus, we had 3,388,065,460 shares of common stock issued and outstanding and 200 shares of preferred stock issued and outstanding. The following table describes the ownership of our voting securities (i) by each of our officers and directors, (ii) all of our officers and directors as a group, and (iii) each person known to us to own beneficially more than 5% of our common stock or any shares of our preferred stock.

Title of Class	Name & Address(1)	Number of Shares Beneficially Owned Prior to the Offering	Percent of Class	Number of Shares Beneficially Owned After the Offering(2)	Percent of Class
Common	Angell Family Trust(3)	666,859,718	17.20%	666,859,718	13.00%

Series A	Marc Angell	200	100%	200	100%

(1)	Address for the above-named shareholders: c/o The Marquie Group, 7901 4th Street North, STE 400, St. Petersburg, FL 33702

(2)	Assumes the complete issuance of all shares registered herein.

(3)	The trustees/control persons of the Angell Family Trust are Marc Angell (CEO) and Jacquie Angell.

32

DESCRIPTION OF CAPITAL STOCK

The Selling Stockholder is offering up to 1,250,000,000 shares of our common stock for resale in quoted or private transactions, at fixed or negotiated prices. The following description of our capital stock is based on relevant portions of the Florida Business Corporation Act, or the “FBCA,” and on our Articles of Incorporation (also sometimes referred to as our “charter”) and Bylaws. This summary may not contain all of the information that is important to you, and we refer you to the FBCA and our Articles of Incorporation and Bylaws for a more detailed description of the provisions summarized below.

The Marquie Group, Inc. was organized as a corporation under the laws of the State of Florida on January 30, 2008. Our authorized capital stock consists of 20,000,000,000 shares of common stock, par value $0.0001 per share and 20,000,000 shares of preferred stock, par value $0.0001 per share. As of the date of this prospectus, there were approximately 2,262 record holders of our common stock.

Our charter provides that our board of directors may not amend our Articles of Incorporation without approval of our shareholders, including holders of our preferred shares. A decrease or increase in the number of shares of capital stock which we may issue would require an amendment of our charter.

As of the date of this prospectus, we had 3,888,065,460 shares of common stock issued and outstanding and 200 shares of Series A Preferred Stock issued and outstanding. The number of shares outstanding does not include shares of common stock that are issuable pursuant to the Equity Financing Agreement.

Title of Class	Amount Authorized	Amount Held by Us or for our Account(1)	Amount Outstanding Exclusive of Amounts Shown Under(1)
Common stock, par value $.0001 per share	20,000,000,000	666,859,718	3,888,065,460
Preferred stock, par value $.0001 per share	20,000,000	200	200
	20,020,000,000	666,859,918	3,888,065,660

(1)	Calculated as of September 27, 2024.

Common Stock

Our charter authorizes us to issue up to 20,000,000,000 shares of common stock. All shares of our common stock have equal rights as to earnings, assets, dividends and voting privileges. If and when we issue shares of common stock to the Selling Stockholder pursuant to the Equity Financing Agreement, such shares will be duly authorized, validly issued, fully paid and nonassessable. Distributions may be paid to the holders of our common stock if, as and when authorized by our board of directors and declared by us out of assets legally available therefor. Shares of our common stock have no preemptive, conversion or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws or by contract. In the event of our liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after we pay all debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time. Each share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors.

33

Preferred Stock

Our charter authorizes us to issue up to 20,000,000 shares of preferred stock. 200 Series A Preferred shares are designated, issued and outstanding as of as of the date of this prospectus . Each share of Series A Preferred Stock has voting rights equal to four times the sum of (a) all shares of Common Stock issued and outstanding at the time of voting; plus (b) the total number of votes of all other classes of preferred stock which are issued and outstanding at the time of voting; divided by (c) the number of shares of Series A Preferred Stock issued and outstanding at the time of voting. The Series A Preferred Stock continues to have no conversion, liquidation, or dividend rights.

Limitation of Liability of Directors and Officers; Indemnification and Advance of Expenses

Pursuant to our charter and under the Florida Business Corporation Act (hereafter, the “FBCA”), our directors are not liable to us or our stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for authorization of illegal dividend payments or stock redemptions under Florida law or any transaction from which a director has derived an improper personal benefit. Our charter provides that we are authorized to provide indemnification of (and advancement of expenses) to our directors, officers, employees and agents (and any other persons to which applicable law permits us to provide indemnification) through Bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors, or otherwise, to the fullest extent permitted by applicable law.

We have previously entered into indemnification agreements with certain of our current directors and officers. The indemnification agreement indemnifies the indemnitee to the fullest extent permitted by law, including against third-party claims and claims by or in right of the Company or any subsidiary or majority-owned partnership of the Company by reason of that person (including the advancement of expenses subject to certain conditions) (a) being a director, officer employee or agent of the Company, or of any subsidiary or majority-owned partnership of the Company or (b) serving at our request as a director, officer, employee or agent of another entity. If appropriate, we are entitled to assume the defense of the claim with counsel selected by us and approved by the indemnitee (which approval may not be unreasonably withheld). Separate counsel employed by the indemnitee will be at his or her own expense unless (1) the employment of separate counsel has been previously authorized by us, (2) the indemnitee reasonably concludes there may be a conflict of interest or (3) we have not, in fact, employed counsel to assume the defense of such claim.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

Provisions of the FBCA and Our Charter and Bylaws

Our charter and bylaws provide that our board of directors will have the exclusive power to make, alter, amend or repeal any provision of our bylaws.

34

Business Combinations

Section 607 of the FBCA, is applicable to corporations organized under the laws of the State of Florida. Subject to certain exceptions set forth therein, Section 607 of the FBCA provides that a corporation shall not engage in any business combination with any “interested stockholder” for a three-year period following the date that such stockholder becomes an interested stockholder unless (a) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares) or (c) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as specified therein, an interested stockholder is defined to mean any person that (1) is the owner of 15% or more of the outstanding voting stock of the corporation; or (2) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date, and the affiliates and associates of such person referred to in clause (1) or (2) of this sentence. Under certain circumstances, Section 607 of the FBCA makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation’s charter or by-laws, elect not to be governed by this section, effective twelve months after adoption. Our charter and by-laws do not exclude us from the restrictions imposed under Section 607 of the FBCA. It is anticipated that the provisions of Section 607 of the FBCA may encourage companies interested in acquiring us to negotiate in advance with the board of directors.

35

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

On January 26, 2015, we engaged Michael T. Studer CPA P.C. (“Studer”) as our independent registered accountant. To date, there have been no disagreements with Studer on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to Studer’s satisfaction would have caused Studer to make reference thereto in connection with its reports on the financial statements for such years. Also, during the engagement period, there were no reportable events of the type described in Item 304(a)(1)(v) of Regulation S-K.

On July 14, 2022 we dismissed Michael T. Studer CPA P.C. (hereafter “Studer”) as the Company’s independent registered accountant. The Company engaged Studer as its independent registered accountant on January 22, 2015. During the period from January 22, 2015 through to July 14, 2022, the date of dismissal, there were no disagreements with Studer on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Studer would have caused it to make reference to the subject matter of the disagreements in connection with its report

Also on July 14, 2022, we engaged Gries & Associates, LLC (“Gries”), independent registered accountants, as our independent accountant following the dismissal of Studer. Prior to the engagement of Gries, the Company has not consulted with Gries regarding either:

(a) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report was provided to the Company nor oral advice was provided that Gries concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or

(b) any matter that was either the subject of a disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K), or a "reportable event" (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

On August 23, 2024, the Company dismissed its independent registered accounting firm Green Growth CPA’s and engaged Olayinka Oyebola & Company as its independent accountant following the prior accountant’s dismissal.

LEGAL MATTERS

The legality of certain securities offered by this prospectus will be passed upon for us by JDT Legal, West Jordan, UT (“JDT Legal”).

EXPERTS

The audited consolidated financial statements of the Company for the fiscal years ended May 31, 2024, and May 31, 2023 have been included herein and in this registration statement in reliance upon reports of Olayinka Oyebola & Co. and Gries & Associates, LLC, independent registered public accounting firms, and upon the authority of said firms as experts in accounting and auditing.

36

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933, as amended, or the Securities Act, with respect to our shares of common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement or exhibits and schedules thereto. For further information with respect to our business and our securities, reference is made to the registration statement, including the amendments, exhibits and schedules thereto contained in the registration statement.

We also file annual, quarterly and current periodic reports and other information with the SEC under the Securities Exchange Act of 1934. You can inspect these reports and other information, as well as the registration statement and the related exhibits and schedules, without charge, at the public reference facilities of the SEC at room 1580, 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a web site that contains reports and other information regarding registrants, including us, that file such information electronically with the SEC. The address of the SEC’s web site is http://www.sec.gov. Information contained on the SEC’s web site about us is not incorporated into this prospectus, and you should not consider information contained on the SEC’s web site to be part of this prospectus.

37

THE MARQUIE GROUP, INC.

FINANCIAL STATEMENTS

38

OLAYINKA OYEBOLA & CO.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of

THE MARQUIE GROUP, INC.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of The Marquie Group, Inc (the ‘Company’) as of May 31, 2024, and 2023, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the two years ended May 31, 2024, and 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated balance sheet of the Company as of May 31, 2024, and 2023, and the results of its operations and its cash flows for each of the two years ended May 31, 2024, and 2023, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 13, the Company suffered an accumulated deficit of $(14,863,486), net loss of $(165,456).

These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 2 to the financial statements. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. Communication of critical audit matters does not alter in any way our opinion on the financial statements taken as a whole and we are not, by communicating the critical audit matters, providing separate opinions on the critical audit matter or on the accounts or disclosures to which they relate.

F-1

Going Concern Uncertainty – See also Going Concern Uncertainty explanatory paragraph above

As described further in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations The ability of the Company to continue as a going concern is dependent on executing its business plan and ultimately to attain profitable operations. Accordingly, the Company has determined that these factors raise substantial doubt as to the Company’s ability to continue as a going concern for a period of one year from the issuance of these financial statements.

The Management attempts to improve these conditions by way of financial assistance through issuances of additional equity and by generating revenues through sales of products and services.

We determined the Company’s ability to continue as a going concern is a critical audit matter due to the estimation and uncertainty regarding the Company’s available capital and the risk of bias in management’s judgments and assumptions in their determination. Our audit procedures related to the Company’s assertion on its ability to continue as a going concern included the following, among others:

▪	We performed testing procedures such as analytical procedures to identify conditions and events that indicate that there could be substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.
▪	We reviewed and evaluated management’s plans for dealing with adverse effects of these conditions and events.
▪	We inquired of Company management and reviewed company records to assess whether there are additional factors that contribute to the uncertainties disclosed.
▪	We assessed whether the Company’s determination that there is substantial doubt about its ability to continue as a going concern was adequately disclosed.

/s/ Olayinka Oyebola

OLAYINKA OYEBOLA & CO.

(Chartered Accountants)

Lagos, Nigeria

PCAOB ID (5968)

We have served as the Company’s auditor since 2024.

September 3rd, 2024

F-2

THE MARQUIE GROUP, INC.

(formerly Music of Your Life, Inc.)

Consolidated Balance Sheets

	May 31,	May 31,
	2024	2023
ASSETS

CURRENT ASSETS

Cash and cash equivalents	$–	$–

Total Current Assets	–	–

OTHER ASSETS

Investment in Acquisition	6,200,000	6,200,000
Loans receivable, related party	35,237	28,247
Music inventory, net of accumulated depreciation of $21,533 and $20,719, respectively	735	929
Trademark costs	11,165	10,365

Total Other Assets	6,247,137	6,239,541

TOTAL ASSETS	$6,247,137	$6,239,541

LIABILITIES AND STOCKHOLDERS’ EQUITY / (DEFICIT)

CURRENT LIABILITIES

Bank overdraft	$89	$46
Accounts payable	77,074	50,664
Accrued interest payable on notes payable	844,460	578,017
Accrued consulting fees	1,385,917	1,145,917
Notes payable, net of debt discounts of $31,709 and $66,794, respectively	1,434,733	1,465,138
Notes payable to related parties	2,082,315	2,090,772
Derivative liability	206,113	1,035,998

Total Current Liabilities	6,030,701	6,366,552

TOTAL LIABILITIES	6,030,701	6,366,552

STOCKHOLDERS’ EQUITY / (DEFICIT)

Preferred Stock, $0.0001 par value; 20,000,000 shares authorized, 200 and 200 shares issued and outstanding	–	–
Common stock, $0.0001 par value; 50,000,000,000 shares authorized, 3,325,531,102 and 756,612,000 shares issued and outstanding, respectively	332,555	75,663
Additional paid-in-capital	14,747,367	14,495,356
Accumulated deficit	(14,863,486)	(14,698,030)

Total Stockholders’ Equity (Deficit)	216,436	(127,011)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY / (DEFICIT)	$6,247,137	$6,239,541

The accompanying notes are an integral part of these financial statements

F-3

THE MARQUIE GROUP, INC.

(formerly Music of Your Life, Inc.)

Consolidated Statements of Operations

	For the Year Ended May 31,
	2024	2023

NET REVENUES	$–	$–

OPERATING EXPENSES

Salaries and Consulting fees	407,905	240,000
Professional fees	101,970	85,190
Other selling, general and administrative	39,598	31,280

Total Operating Expenses	549,473	356,470

LOSS FROM OPERATIONS	(549,473)	(356,470)

OTHER INCOME (EXPENSES)

Income from derivative liability	905,940	1,911,637
Interest expense (including amortization of debt discounts of $111,141 and $70,629, respectively)	(521,923)	(375,008)

Total Other Income (Expenses)	384,017	1,536,629

INCOME (LOSS) BEFORE INCOME TAXES	(165,456)	1,180,159

INCOME TAX EXPENSE	–	–

NET INCOME (LOSS)	$(165,456)	$1,180,159

BASIC AND DILUTED:
Net income (loss) per common share	$(0.00)	$0.00

Weighted average shares outstanding	1,537,070,989	528,202,354

The accompanying notes are an integral part of these financial statements

F-4

THE MARQUIE GROUP, INC.

(formerly Music of Your Life, Inc.)

Consolidated Statements of Stockholders’ Equity (Deficit)

For the Period from June 1, 2022 to May 31, 2024

	Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance, June 1, 2022	200	$–	16,189,732	$1,621	$10,221,891	$(15,878,189)	$(5,654,677)

Common stock issued for conversion of debt	–	–	73,753,000	7,375	140,132	–	147,507

Investment in Acquisition	–	–	666,666,668	66,667	4,133,333	–	4,200,000

Round up of shares from reverse stock split	–	–	2,600	–	–	–	–

Net income for the year ended May 31, 2023	–	–	–	–	–	1,180,159	1,180,159

Balance, May 31, 2023	200	–	756,612,000	75,663	14,495,356	(14,698,030)	(127,011)

Common stock issued for conversion of debt	–	–	2,265,475,967	226,548	123,924	–	350,472

Common stock issued for services	–	–	185,000,000	18,500	84,200	–	102,700

Common stock issued for Standby Equity Agreement	–	–	118,443,135	11,844	43,887	–	55,731

Net loss for the year ended May 31, 2024	–	–	–	–	–	(165,456)	(165,456)

Balance, May 31, 2024	200	$–	3,325,531,102	$332,555	$14,747,367	$(14,863,486)	$216,436

The accompanying notes are an integral part of these financial statements

F-5

THE MARQUIE GROUP, INC.

(formerly Music of Your Life, Inc.)

Consolidated Statements of Cash Flows

	For the Years Ended May 31,
	2024	2023

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(165,456)	$1,180,159

Adjustments to reconcile net income (loss) to net cash used by operating activities:
Stock issued for services	102,700	–
Depreciation of music inventory	814	1,238
Income from derivative liability	(905,940)	(1,911,637)
Amortization of debt discounts	111,141	70,629
Default interest added to notes principal balance	67,188	–
Changes in operating assets and liabilities:
Accounts payable	26,410	15,259
Accrued interest payable on notes payable	359,539	291,344
Accrued consulting fees	240,000	219,700

Net Cash Used by Operating Activities	(163,604)	(133,308)

CASH FLOWS FROM INVESTING ACTIVITIES:
Music inventory	(620)	–
Trademark costs	(800)	–
Payments from loans receivable, related party	(6,990)	(28,247)

Net Cash Used by Investing Activities	(8,410)	(28,247)

CASH FLOWS FROM FINANCING ACTIVITIES:
Bank overdraft	43	46
Proceeds from standby equity agreement	55,732	–
Proceeds from notes payable	124,696	155,935
Repayments of notes payable to related parties	(8,457)	(29,500)
Proceeds from notes payable to related parties	–	34,721

Net Cash Provided by Financing Activities	172,014	161,202

NET DECREASE IN CASH AND CASH EQUIVALENTS	–	(353)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	–	353

CASH AND CASH EQUIVALENTS, END OF PERIOD	$–	$–

SUPPLEMENTAL CASH FLOW INFORMATION
Cash Payments For:
Interest	$–	$–
Income taxes	$–	$–

Non-cash investing and financing activities:
Issuance of stock and promissory note for investment in acquisition	$–	$6,200,000
Initial derivative liability charged to debt discounts	$76,055	$61,100
Conversion of debt and accrued interest into common stock	$350,472	$147,507

The accompanying notes are an integral part of these financial statements

F-6

THE MARQUIE GROUP, INC.

(formerly Music of Your Life, Inc.)

Notes to the Consolidated Financial Statements

May 31, 2024

NOTE 1 - ORGANIZATION

Music of Your Life, Inc. (the “Company”) was incorporated under the laws of the State of Florida on January 30, 2008 under the name of “Zhong Sen International Tea Company”. From January 2008 to May 2013, the Company operated with the principal business objective of providing sales and marketing consulting services to small to medium sized Chinese tea producing companies who wished to export and distribute high quality Chinese tea products worldwide. On May 31, 2013 (the “Closing Date”), the Company entered into a Merger Agreement (the “Merger Agreement”) by and among the Company, Music of Your Life, Inc., a Nevada corporation (“MOYL Nevada”) incorporated October 10, 2012, and Music of Your Life Merger Sub, Inc., a Utah corporation (“Merger Sub”), pursuant to which MOYL Nevada merged with Merger Sub. As a result of the merger, MOYL Nevada became a wholly owned subsidiary of the Company, and on July 26, 2013, the Company changed its name to Music of Your Life, Inc., and operated a nationwide syndicated radio network.

Acquisition of The Marquie Group, Inc.

On August 16, 2018 (see Note 10), the Company merged with The Marquie Group, Inc. (“TMGI”) in exchange for the issuance of a total of 100,000 shares of our common stock to TMGI’s stockholders. Following the merger, the Company had 102,277 shares of common stock issued and outstanding. On December 5, 2018, the Company amended and restated its Articles of Incorporation providing for a change in the Company’s name from “Music of Your Life, Inc.” to “The Marquie Group, Inc.” The TMGI business plan is to advertise a direct-to-consumer, health and beauty product line called “Whim” that use innovative formulations of plant-based, amino-acids and other natural alternatives to chemical ingredients.

Acquisition of Global Nutrition Experience, Inc.

On November 21, 2019 (see Note 10), the Company merged with Global Nutrition Experience, Inc. (“GNE”) in exchange for the issuance of a total of 193,000,000 shares of our common stock to GNE’s stockholder. The GNE business plan is to license intellectual property from, and to third parties.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of the Company is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management who are responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements. The following policies are considered to be significant:

a.       Principles of Consolidation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and include the Company and its wholly owned subsidiary. All inter-company accounts and transactions have been eliminated.

F-7

THE MARQUIE GROUP, INC.

(formerly Music of Your Life, Inc.)

Notes to the Consolidated Financial Statements

May 31, 2024

b.       Accounting Method

The Company recognizes income and expenses based on the accrual method of accounting. The Company has elected a May 31 year-end.

c.       Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

d.       Cash and Cash Equivalents

Cash equivalents are generally comprised of certain highly liquid investments with original maturities of less than three months.

e.       Basic and Fully Diluted Net Loss per Share of Common Stock

In accordance with Financial Accounting Standards No. ASC 260, “Earnings per Share,” basic net loss per common share is based on the weighted average number of shares outstanding during the periods presented. Diluted earnings per share is computed using the weighted average number of common shares plus dilutive common share equivalents outstanding during the period. Dilutive instruments (such as convertible notes payable) have not been included in the diluted earnings per share computations as their effect were antidilutive for the periods presented.

f.       Revenue Recognition

The Company adopted ASC 606 requires the use of a new five-step model to recognize revenue from customer contracts. The five-step model requires entities to exercise judgment when considering the terms of contracts, which includes (1) identifying the contracts or agreements with a customer, (2) identifying our performance obligations in the contract or agreement, (3) determining the transaction price, (4) allocating the transaction price to the separate performance obligations, and (5) recognizing revenue as each performance obligation is satisfied. Advance customer payments are recorded as deferred revenue until such time as they are recognized. The Company does not offer any cash rebates. Returns or discounts, if any, are netted against gross revenues.

g.       Advertising

Advertising costs, which are expensed as incurred, were $3,201 for the year ended May 31, 2024 and $3,750 for the year ending May 31, 2023.

F-8

THE MARQUIE GROUP, INC.

(formerly Music of Your Life, Inc.)

Notes to the Consolidated Financial Statements

May 31, 2024

h.       Income Taxes

Deferred income taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

No tax benefit has been reported in the financial statements because the potential tax benefits of the net operating loss carryforwards are offset by a valuation allowance of the same amount.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations. Should a substantial change in ownership occur, net operating loss carryforwards may be limited as to future use.

Net deferred tax assets consist of the following components as of May 31, 2024 and 2023:

	May 31, 2024	May 31, 2023
Deferred tax assets:
NOL Carryover	$1,603,025	$1,401,372
Valuation allowance	(1,603,025)	(1,401,372)
Net deferred tax asset	$–	$–

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate of 21% to pretax income (loss) for the years ended May 31, 2024 and 2023 due to the following:

	May 31, 2024	May 31, 2023
Expected tax (benefit) at 21%	$(34,746)	$247,833
Non-deductible expense (non-taxable income) from derivative liability	(190,247)	(401,444)
Non-deductible amortization of debt discounts	23,340	14,832
Change in valuation allowance	201,653	138,779
Provision for income taxes	$–	$–

For the periods presented, the Company had no tax positions or unrecognized tax benefits.

The Company includes interest and penalties arising from the underpayment of income taxes in the consolidated statements of operations in the provision for income taxes. For the periods presented, the Company had no such interest or penalties.

F-9

THE MARQUIE GROUP, INC.

(formerly Music of Your Life, Inc.)

Notes to the Consolidated Financial Statements

May 31, 2024

i.      Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risks consist of cash and cash equivalents. The Company places cash and cash equivalents at well-known quality financial institutions. Cash and cash equivalents at banks are insured by the Federal Deposit Insurance Corporation for up to $250,000. The Company did not have any cash or cash equivalents in excess of this amount at May 31, 2024.

j.      Recent Accounting Pronouncements

We have reviewed accounting pronouncements issued and have adopted any that are applicable to the Company. We have determined that none had a material impact on our financial position, results of operations, or cash flows for the years ended May 31, 2024 and 2023.

Certain other accounting pronouncements have been issued by the FASB and other standard setting organizations which are not yet effective and therefore have not yet been adopted by the Company. The impact on the Company’s financial position and results of operations from adoption of these standards is not expected to be material.

NOTE 3 - FINANCIAL INSTRUMENTS

The Company has adopted FASB ASC 820-10-50, “Fair Value Measurements.” This guidance defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures.  The three levels are defined as follows:

Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 inputs to valuation methodology are unobservable and significant to the fair measurement.

The carrying amounts reported in the balance sheets for the cash and cash equivalents, receivables, and current liabilities each qualify as financial instruments and are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest.

NOTE 4 - MUSIC INVENTORY

Our Music of Your Life song catalogue is compiled of more than 100,000 titles. Many of these songs include difficult to find older recordings that originated on long play records (LP’s) which date back to the turn of the 20th century. We also have our entire catalogue on several hundred reel-to-reel tapes which preserve the high quality of the originals. We have transferred much of this music to a lossless digital format known as the Waveform Audio File Format (WAV). These WAV files are of a very large size and take up tremendous hard drive space, therefore, we have converted our entire catalogue to the MPEG-1 Audio Layer 3 format (MP3). Advancing software and hardware technology in the music space has reached a pinnacle with a recent lossless format called FLAC, or Free Lossless Audio Codec. This technology offers amazing, CD or WAV quality specifications in a small file size. An effort is underway to convert the entire Music of Your Life catalogue from the original source material to the FLAC format offering our listeners a much-improved experience which cannot be found on any free streaming service today.

F-10

THE MARQUIE GROUP, INC.

(formerly Music of Your Life, Inc.)

Notes to the Consolidated Financial Statements

May 31, 2024

The replacement value of our music catalogue is valued at more than $250,000.

Music inventory consisted of the following:

	May 31, 2024	May 31, 2023
Digital music acquired for use in operations – at cost	$22,268	$21,648
Accumulated depreciation	(21,533)	(20,719)
Music inventory – net	$735	$929

The Company purchases digital music from time to time as new music become available for broadcast on our network. During the year ended May 31, 2024 the Company purchased $620 worth of music inventory. For the years ended May 31, 2024 and 2023, depreciation on music inventory was $814 and $1,238, respectively.

NOTE 5 – ACCRUED CONSULTING FEES

Accrued consulting fees consisted of the following:

	May 31, 2024	May 31, 2023
Due to Company Chief Executive Officer pursuant to Consulting Agreement dated March 1, 2017 – monthly compensation of $20,000	$728,817	$488,817
Due to wife of Company Chief Executive Officer pursuant to consulting agreement effective August 16, 2018 – monthly compensation of $15,000	305,200	305,200
Due to mother of Company Chief Executive Officer pursuant to Consulting Agreement dated September 1, 2015 (which was terminated November 30, 2019) – monthly compensation of $5,000 to November 30, 2019	131,350	131,350
Due to service provider pursuant to Consulting Agreement dated September 1, 2015 (which was terminated February 28, 2019) – monthly compensation of $5,000 to February 28, 2019	144,700	144,700
Due to service provider pursuant to Consulting Agreement dated September 1, 2015 (which was terminated November 30, 2019) – monthly compensation of $1,000 to November 30, 2019	48,000	48,000
Due to two other service providers	27,850	27,850
Total	$1,385,917	$1,145,917

The accrued consulting fees balance changed as follows:

	Year Ended
	May 31, 2024	May 31, 2023
Balance, beginning of period	$1,145,917	$926,217
Compensation expense accrued pursuant to consulting agreements	240,000	240,000
Payments to consultants	–	(20,300)
Balance, end of period	$1,385,917	$1,145,917

See Note 11 (Commitments and Contingencies)

F-11

THE MARQUIE GROUP, INC.

(formerly Music of Your Life, Inc.)

Notes to the Consolidated Financial Statements

May 31, 2024

NOTE 7 - NOTES PAYABLE

Notes payable consisted of the following:

	May 31,2024	May 31,2023
Notes payable to entities, non-interest bearing, due on demand, unsecured	$54,079	$64,700
Note payable to an individual, due on May 22, 2015, in default (B)	25,000	25,000
Note payable to an entity, non-interest bearing, due on February 1, 2016, in default (D)	50,000	50,000
Note payable to a family trust, stated interest of $2,500, due on October 31, 2015, in default (E)	7,000	7,000
Note payable to a corporation, stated interest of $5,000, due on October 21, 2015, in default (G)	50,000	50,000
Note payable to a corporation, stated interest of $5,000, due on November 6, 2015, in default (H)	50,000	50,000
Note payable to an individual, due on December 20, 2015, in default, 24% default rate from January 20, 2016 (I)	25,000	25,000
Convertible note payable to an entity, interest at 12%, due on December 29, 2016, in default (M)	40,000	40,000
Note payable to a family trust, interest at 10%, due on November 30, 2016, in default (P)	25,000	25,000
Convertible note payable to an individual, interest at 10%, due on demand (V)	46,890	46,890
Convertible note payable to an individual, interest at 8%, due on demand (W)	29,000	29,000
Convertible note payable to an individual, interest at 8%, due on demand (X)	21,500	21,500
Convertible note payable to an entity, interest at 10%, due on demand (Y)	8,100	8,100
Convertible note payable to an entity, interest at 10%, due on March 5, 2019, in default (DD)	35,000	35,000
Convertible note payable to an entity, interest at 10%, due on September 18, 2019, in default (GG)	8,505	8,505
Convertible note payable to an entity, interest at 12%, due on November 30, 2021, in default (SS)	154,764	154,764
Convertible note payable to an entity, interest at 10%, due on June 4, 2022, in default (VV)	152,369	170,212
Convertible note payable to an entity, interest at 8%, due on August 27, 2022, in default, net of discount of $-0- and $4,274, respectively (WW)	14,000	14,000
Convertible note payable to an entity, interest at 12%, due on December 21, 2022, in default (YY)	424	58,250
Convertible note payable to an entity, interest at 12%, due on February 8, 2023, in default (ZZ)	203,095	245,000
Convertible note payable to an entity, interest at 12%, due on June 10, 2023, in default, net of discount of $-0- and $1,065, respectively (AA)	–	37,815
Convertible note payable to an entity, interest at 12%, due on November 4, 2023, in default, net of discount of $-0- and $13,143, respectively (C)	12,649	17,412
Convertible note payable to an entity, interest at 12%, due on April 10, 2024, in default, net of discount of $-0- and $52,586, respectively (F)	76,375	8,514
Convertible note payable to an entity, interest at 10%, due on August 15, 2024, net of discount of $11,319 and $-0-, respectively (J)	10,201	–
Convertible note payable to an entity, interest at 12%, due on September 18, 2024, net of discount of $1,052 and $-0-, respectively (K)	2,448	–
Convertible note payable to an entity, interest at 12%, due on January 18, 2025, net of discount of $19,336 and $-0-, respectively (L)	11,217	–
Note payable to an entity, terms to be agreed on and memorialized subsequent to May 31, 2024	48,641	–
Note payable to the Small Business Administration under the Payroll Protection Program, interest at 1%, due in installments through May 4, 2022, forgivable in part or whole subject to certain requirements.	70,000	70,000
Note payable to the Small Business Administration under the Payroll Protection Program, interest at 1%, due in installments through April 5, 2023, forgivable in part or whole subject to certain requirements.	100,000	100,000
Notes payable to individuals, non-interest bearing, due on demand	103,476	103,476
Total Notes Payable	1,434,733	1,465,138
Less: Current Portion	(1,434,733)	(1,465,138)
Long-Term Notes Payable	$–	$–

F-12

THE MARQUIE GROUP, INC.

(formerly Music of Your Life, Inc.)

Notes to the Consolidated Financial Statements

May 31, 2024

(B) On April 22, 2015, the Company issued a $25,000 Promissory Note, non-interest bearing (interest at 24% per annum after May 22, 2015), due at maturity on May 22, 2015.

(D) On July 24, 2015, the Company issued a $50,000 Promissory Note to Kodiak Capital Group, LLC (“Kodiak”) for services rendered in association with an Equity Purchase Agreement. As amended and restated January 4, 2016, the note is non-interest bearing and was due on February 1, 2016.

(E) On July 31, 2015, the Company issued a $25,000 Promissory Note with a stated interest amount of $2,500 due at maturity on October 31, 2015.

(G) On August 6, 2015, the Company issued a $50,000 Promissory Note with a stated interest amount of $5,000 due at maturity on October 21, 2015.

(H) On August 21, 2015, the Company issued a $50,000 Promissory Note with a stated interest amount of $5,000 due at maturity on November 6, 2015.

(I) On September 21, 2015, the Company issued a $25,000 Promissory Note with a stated interest amount of $2,500 due at maturity on December 20, 2015. In the event that all principal and interest are not paid to the lender by January 20, 2016, interest is to accrue at a rate of 24% per annum commencing on January 21, 2016.

(M) On December 29, 2015, the Company issued a $20,000 Convertible Promissory Note to a lender for net loan proceeds of $15,000. The note bears interest at a rate of 12% per annum, was due on December 29, 2016, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to 50% of the lowest closing bid price during the 30 Trading Day period prior to the Conversion Date. See Note 9 (Derivative Liability).

(P) On June 3, 2016, the Company issued a $25,000 Promissory Note. The note bears interest at a rate of 10% per annum and was due on November 30, 2016.

(V) On May 3, 2017, the Company issued a $72,750 Convertible Promissory Note to a lender as a replacement for the principal and interest due on a promissory note due on October 14, 2014. The note bears interest at a rate of 10% per annum, is due on demand, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to $0.0001293 per share.

(W) On April 5, 2017, the Company issued a $35,000 Convertible Promissory Note to a lender as a replacement for the principal and interest due on a promissory note due on August 23, 2015. The note bears interest at a rate of 8% per annum, is due on demand, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to 40% of the lowest Trading Price during the 5 Trading Day period prior to the Conversion Date. See Note 9 (Derivative Liability).

(X) On April 5, 2017, the Company issued a $27,500 Convertible Promissory Note to a lender as a replacement for the principal and interest due on a promissory note due on October 31, 2015. The note bears interest at a rate of 8% per annum, is due on demand, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to 40% of the lowest Trading Price during the 5 Trading Day period prior to the Conversion Date. See Note 9 (Derivative Liability).

(Y) On March 1, 2017, the Company issued a $8,600 Convertible Promissory Note to a vendor of the Company to convert certain accounts payable due to the vendor. The note bears interest at a rate of 10% per annum, is due on demand, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to the higher of $0.00004 per share or 60% of the lowest Trading Price during the 5 Trading Day period prior to the Conversion Date.

F-13

THE MARQUIE GROUP, INC.

(formerly Music of Your Life, Inc.)

Notes to the Consolidated Financial Statements

May 31, 2024

(DD) On March 5, 2018, the Company issued a $35,000 Convertible Promissory Note to a lender for net loan proceeds of $33,000. The note bears interest at a rate of 10% per annum, was due on March 5, 2019, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to 50% of the lowest Trading Price during the 20 Trading Day period prior to the Conversion Date. See Note 9 (Derivative Liability).

(GG) On September 18, 2018, the Company issued a $18,000 Convertible Promissory Note to a lender for net loan proceeds of $14,000. The note bears interest at a rate of 10% per annum, was due on September 18, 2019, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to 50% of the lowest Trading Price during the 20 Trading Day period prior to the Conversion Date. See Note 9 (Derivative Liability).

(SS) On November 30, 2020, the Company issued a $170,000 Convertible Promissory Note to a lender which paid off some of the accrued interest for the note described in (RR) above. The Company received net proceeds of $32,500. The note bears interest at a rate of 12% per annum, is due on November 30, 2021, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to the lesser of (1) 105% of the closing bid price of the Common Stock on the Issue Date, or (2) the closing bid price of the Common Stock on the Trading Day immediately preceding the date of the conversion. See Note 9 (Derivative Liability).

(VV) On June 4, 2021, the Company issued a $238,596 Convertible Promissory Note to a lender which paid off the principal and accrued interest for the notes described in (EE), (FF), (KK), (LL), (MM), (NN) and (PP) above. The note bears interest at a rate of 10% per annum, is due on June 4, 2022, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to the lesser of (1) $0.00004, or (2) 50% of the lowest trading price of the common stock for the previous 15-day trading period. See Note 9 (Derivative Liability).

(WW) On August 27, 2021, the Company issued a $14,000 Convertible Promissory Note to a lender for net loan proceeds of $10,000. The note bears interest at a rate of 8% per annum, is due on August 27, 2022, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to 65% of the lowest trading price in the 10 Trading Day period prior to the Conversion Date. See Note 9 (Derivative Liability).

(YY) On December 21, 2021, the Company issued a $58,250 Convertible Promissory Note to a lender for net loan proceeds of $49,925. The note bears interest at a rate of 12% per annum, is due on December 21, 2022, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to the higher of (1) $0.0001, or (2) the par value of the Common Stock.

(ZZ) On February 8, 2022, the Company issued a $245,000 Convertible Promissory Note to a lender for net loan proceeds of $218,000. The note bears interest at a rate of 12% per annum, is due on February 8, 2023, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to the higher of (1) $0.0001, or (2) the par value of the Common Stock.

(AA) On June 10, 2022, the Company issued a $38,880 Convertible Promissory Note to a lender for net loan proceeds of $31,800. The note bears interest at a rate of 12% per annum, is due on June 10, 2023, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to the lower of (1) $0.05, or (2) 50% of the lowest trading price in the 10 Trading Day period prior to the Conversion Date. See Note 9 (Derivative Liability).

F-14

THE MARQUIE GROUP, INC.

(formerly Music of Your Life, Inc.)

Notes to the Consolidated Financial Statements

May 31, 2024

(C) On November 4, 2022, the Company issued a $30,555 Convertible Promissory Note to a lender for net loan proceeds of $25,000. The note bears interest at a rate of 12% per annum, is due on November 4, 2023, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to the lower of (1) $0.005, or (2) 50% of the lowest trading price in the 10 Trading Day period prior to the Conversion Date. See Note 9 (Derivative Liability).

(F) On April 10, 2023, the Company issued a $61,100 Convertible Promissory Note to a lender for net loan proceeds of $55,000. The note bears interest at a rate of 12% per annum, is due on April 10, 2024, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to the lower of (1) $0.003, or (2) par value of common stock. See Note 9 (Derivative Liability).

(J) On November 7, 2023, the Company issued a $42,000 Convertible Promissory Note to a lender for net loan proceeds of $32,200. The note bears interest at a rate of 10% per annum, is due on August 15, 2024, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to 63% of the lowest trading price in the 10 Trading Day period prior to the Conversion Date. See Note 9 (Derivative Liability).

(K) On September 18, 2023, the Company issued a $3,500 Convertible Promissory Note to a lender for net loan proceeds of $3,500. The note bears interest at a rate of 12% per annum, is due on September 18, 2024, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to 50% of the lowest trading price in the 10 Trading Day period prior to the Conversion Date. See Note 9 (Derivative Liability).

(L) On January 18, 2024, the Company issued a $30,555 Convertible Promissory Note to a lender for net loan proceeds of $22,800. The note bears interest at a rate of 12% per annum, is due on January 18, 2025, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to the lower of $0.0002 or 50% of the lowest trading price in the 10 Trading Day period prior to the Conversion Date. See Note 9 (Derivative Liability).

Concentration of Notes Payable

The principal balance of the notes payable was due to:

	May 31, 2024	May 31, 2023

Lender A	$358,283	$458,014
Lender B	209,874	170,212
14 other lenders	898,285	903,706

Total	1,466,442	1,531,935

Less debt discounts	(31,709)	(66,794)

Net	$1,434,733	$1,465,138

F-15

THE MARQUIE GROUP, INC.

(formerly Music of Your Life, Inc.)

Notes to the Consolidated Financial Statements

May 31, 2024

NOTE 8 – NOTES PAYABLE – RELATED PARTIES

Notes payable – related parties consisted of the following:

	May 31, 2024	May 31, 2023
Note payable to Company law firm (and owner of 2,500 shares of common stock since August 16, 2018), non-interest bearing, due on demand, unsecured	$2,073	$2,073
Notes payable to The OZ Corporation (owner of 2,500 shares of common stock since August 16, 2018), non-interest bearing, due on demand, unsecured	69,250	69,250
Notes payable to the Chief Executive Officer, non-interest bearing, due on demand, unsecured	10,992	19,449
Note payable to the wife of the Chief Executive Officer as part of the 25% acquisition of Simply Whim, interest at 12%, due on September 20, 2023, unsecured (See Note 10)	2,000,000	2,000,000
Total Notes Payable – Related Parties	2,082,315	2,090,772
Less: Current Portion	(2,082,315)	(2,090,772)
Long-Term Notes Payable	$–	$–

NOTE 9 - DERIVATIVE LIABILITY

The derivative liability at May 31, 2024 and 2023 consisted of:

	May 31, 2024		May 31, 2023
	Face Value	Derivative Liability	Face Value	Derivative Liability
Convertible note payable issued December 29, 2015, due December 29, 2016 (M)	$40,000	$40,000	$40,000	$81,481
Convertible note payable issued April 5, 2017, due on demand (W)	29,000	43,500	29,000	81,093
Convertible note payable issued April 5, 2017, due on demand (X)	21,500	32,250	21,500	60,120
Convertible note payable issued March 5, 2018, due on March 5, 2019 (DD)	35,000	35,000	35,000	71,296
Convertible note payable issued September 18, 2018, due on September 18, 2019 (GG)	8,506	8,506	8,506	17,326
Convertible note payable issued November 30, 2020, due on November 30, 2021 (SS)	154,764	7,040	154,764	151,020
Convertible note payable issued June 4, 2021, due on June 4, 2022 (VV)	152,369	4,224	170,212	153,285
Convertible note payable issued August 27, 2021, due on August 27, 2022 (WW)	14,000	7,538	14,000	18,707
Convertible note payable issued June 10, 2022, due on June 10, 2023 (AA)	–	–	38,880	154,078
Convertible note payable issued November 4, 2022, due on November 4, 2023 (C)	12,649	3,520	30,555	92,797
Convertible note payable issued April 10, 2023, due on April 10, 2024 (F)	76,375	7,040	61,100	154,795
Convertible note payable issued November 7, 2023, due on August 15, 2024 (J)	21,520	5,209	–	–
Convertible note payable issued September 18, 2023, due on September 18, 2024 (K)	3,500	5,880	–	–
Convertible note payable issued January 18, 2024, due on January 18, 2025 (L)	30,555	6,406	–	–
Totals	$599,738	$206,113	$703,517	$1,035,998

F-16

THE MARQUIE GROUP, INC.

(formerly Music of Your Life, Inc.)

Notes to the Consolidated Financial Statements

May 31, 2024

The above convertible notes contain a variable conversion feature based on the future trading price of the Company common stock. Therefore, the number of shares of common stock issuable upon conversion of the notes is indeterminate. Accordingly, we have recorded the fair value of the embedded conversion features as a derivative liability at the respective issuance dates of the notes and charged the applicable amounts to debt discounts and the remainder to other expense. The increase (decrease) in the fair value of the derivative liability from the respective issuance dates of the notes to the measurement dates is charged (credited) to other expense (income). The fair value of the derivative liability of the notes is measured at the respective issuance dates and quarterly thereafter using the Black Scholes option pricing model.

Assumptions used for the calculations of the derivative liability of the notes at May 31, 2024 include (1) stock price of $0.0001 per share, (2) exercise prices ranging from $0.00004 to $0.0001 per share, (3) terms ranging from 0 days to 231 days, (4) expected volatility of 428% and (5) risk free interest rates ranging from 5.42% to 5.48%.

Assumptions used for the calculations of the derivative liability of the notes at May 31, 2023 include (1) stock price of $0.0041 per share, (2) exercise prices ranging from $0.00004 to $0.001755 per share, (3) terms ranging from 0 days to 315 days, (4) expected volatility of 2,189% and (5) risk free interest rates ranging from 4.65% to 5.28%.

Concentration of Derivative Liability

The derivative liability relates to convertible notes payable due to:

	May 31, 2024	May 31, 2023

Lender A	$7,040	$151,020
Lender B	–	153,285
Lender C	3,520	415,233
Lender D	55,268	107,329
5 other lenders	140,285	209,131

Total	$206,113	$1,035,998

NOTE 10 - EQUITY TRANSACTIONS

On October 13, 2022 (the “Closing Date”), the Company entered into a Standby Equity Commitment Agreement (the “Equity Agreement” by and among the Company, and MacRab, LLC, a Florida limited liability company ("MacRab"), pursuant to which MacRab has agreed to purchase at the Company’s sole discretion, up to five million dollars ($5,000,000) of the Company’s common stock (the “Put Shares”) at a purchase price of 90% of the average of the two (2) lowest volume weighted average prices of the Company’s Common Stock on OTCQB during the six (6) Trading Days immediately following the Clearing Date.

Contemporaneous therewith, the Company and MacRab also entered into a Registration Rights Agreement, whereby the Company has agreed to provide certain registration rights under the Securities Act of 1933, as amended. Pursuant to the Registration Rights Agreement, the Company has registered the Put Shares pursuant in a registration statement on Form S-1 (the “Registration Statement”). The Registration Statement was filed on October 21, 2022.

F-17

THE MARQUIE GROUP, INC.

(formerly Music of Your Life, Inc.)

Notes to the Consolidated Financial Statements

May 31, 2024

During the year ended May 31, 2024, the Company issued an aggregate of 349,461,323 shares of common stock pursuant to the Equity Agreement for net proceeds of $55,730.

During the quarter ended May 31, 2024, the Company’s transfer agent issued 231,018,188 shares of common stock pursuant to the Equity Agreement. These shares were issued in error as the company never received any proceeds and thus the transaction was cancelled. The shares issued will be returned to treasury subsequent to May 31, 2024. These shares have not been included in the financial statements for the year ended May 31, 2024.

During the year ended May 31, 2023, the Company issued an aggregate of 73,753,000 shares of common stock for the conversion of notes payable and accrued interest in the aggregate amount of $147,507.

During the year ended May 31, 2023, the Company issued 666,666,668 shares of common stock for the acquisition of Simply Whim, Inc. See Note 12 – Investment in Acquisition.

During the year ended May 31, 2024, the Company issued an aggregate of 2,265,475,967 shares of common stock for the conversion of notes payable and accrued interest in the aggregate amount of $350,472.

During the year ended May 31, 2024, the Company issued an aggregate of 185,000,000 shares of common stock for consulting and investor relations services rendered to the Company. The shares were valued using the market price for the stock on the date of issuance. The Company recognized $102,700 in expenses which is included in “Salaries and Consulting Fees” in the Consolidated Statement of Operations for the year ended May 31, 2024.

NOTE 11 - COMMITMENTS AND CONTINGENCIES

Consulting Agreements with Individuals

The Company has entered into Consulting Agreements with the Company’s Chief Executive Officer, the wife of the Company’s Chief Executive Officer, the mother of the Company’s Chief Executive Officer, and other service providers (see Note 5 – Accrued Consulting Fees). The Consulting Agreement with the Company’s Chief Executive Officer provides for monthly compensation of $20,000. The Consulting Agreement with the wife of the Company’s Chief Executive Officer provided for monthly compensation of $15,000 and expired on May 31, 2021. The Consulting Agreement with the mother of the Company’s Chief Executive Officer provides for monthly compensation of $5,000 and was terminated as of November 30, 2019. The other 3 consulting agreements provided for monthly compensation totaling $6,500 and were terminated as of November 30, 2019.

Corporate Consulting Agreement

On March 14, 2018, the Company executed a Corporate Consulting Agreement (the “Agreement”) with a consulting firm entity (the “Consultant”). The Agreement provided for the Consultant to perform certain investor relations and other services for the Company. The term of the Agreement was 4 months but the Agreement provided that the Company could terminate the Agreement for any reason at any time upon 5 days written prior notice. The Agreement provided for 8 payments of cash fees totaling $240,000 to be paid to the Consultant over 4 months. On April 1, 2018, the Company notified the Consultant that the Agreement was terminated. A total of $25,000 was paid to the Consultant in March 2018 which was expensed and included in “Salaries and Consulting Fees” in the Consolidated Statement of Operations for the year ended May 31, 2018. No other amounts were accrued at May 31, 2022 and 2021. On October 16, 2018 (see Note 10), the Company issued 5,000 shares of its common stock to the Consultant. On October 26, 2018, the Consultant advised the Company that it had not been notified that the Agreement was terminated on April 1, 2018 and that the Company is in default of the Agreement.

F-18

THE MARQUIE GROUP, INC.

(formerly Music of Your Life, Inc.)

Notes to the Consolidated Financial Statements

May 31, 2024

NOTE 12 – INVESTMENT IN ACQUISITION

On September 20, 2022, the Company entered into an agreement to acquire 25% of the outstanding shares of SIMPLY WHIM, INC., a Wyoming corporation (“SIMPLY WHIM”), in exchange for 666,666,668 shares of common stock of the Company and a promissory note in the face amount of $2,000,000. SIMPLY WHIM is a skin care product development company. At the date of the acquisition, the price per share of the company shares was $0.0063. The total consideration paid by the company (value of stock issued and promissory note) was $6,200,000 which has been recorded as Investment in Acquisition on the balance sheet.

NOTE 13 - GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. At May 31, 2024, the Company had negative working capital of $6,030,701 and an accumulated deficit of $14,863,486. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.

To date the Company has funded its operations through a combination of loans and sales of common stock. The Company anticipates another net loss for the fiscal year ended May 31, 2025 and with the expected cash requirements for the coming year, there is substantial doubt as to the Company’s ability to continue operations.

The Company is attempting to improve these conditions by way of financial assistance through issuances of additional equity and by generating revenues through sales of products and services.

The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 14 – SUBSEQUENT EVENTS

Subsequent to May 31, 2024, the Company issued an aggregate of 473,936,508 shares of common stock for the conversion of notes payable and accrued interest in the aggregate amount of $54,127.

The Company has evaluated subsequent events from the balance sheet date through the date the financial statements were issued and determined there are no additional events requiring disclosure.

F-19

PROSPECTUS

THE MARQUIE GROUP, INC.

UP TO 5,000,000,000 SHARES OF

COMMON STOCK

TO BE SOLD BY A CURRENT SECURITY HOLDER

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or a solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein nor the affairs of the issuer have not changed since the date hereof.

Until 90 days after the date of this prospectus, all dealers that effect transactions in these shares of common stock may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

THE DATE OF THIS PROSPECTUS IS OCTOBER 4, 2024

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered. None of the following expenses are payable by the Selling Stockholder. All of the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$147.60
Legal fees and expenses	20,000.00
Accounting fees and expenses	25,000.00
Miscellaneous	2,500.00
TOTAL	$47,647.60

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Company’s directors and executive officers are indemnified as provided by the Florida Revised Statutes and its Bylaws. These provisions state that the Company’s directors may cause the Company to indemnify a director or former director against all costs, charges, and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him as a result of him acting as a director. The indemnification of costs can include an amount paid to settle an action or satisfy a judgment. Such indemnification is at the discretion of the Company’s board of directors and is subject to the Securities and Exchange Commission’s policy regarding indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, The Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

Effective June 28, 2022, the Company effectuated a 1 for 1,000 reverse split of the Company’s Common Stock (“Reverse Split”), meaning that each 1,000 shares of Common Stock is consolidated into 1 share of Common Stock following the reverse split, provided however, that fractional shares would be rounded up to the nearest whole share. Following the Reverse Split, the Company had 16,189,732 common shares issued and outstanding.

On August 16, 2018 (the “Closing Date”), Music of Your Life, Inc. (the “Company”) entered into a Merger Agreement (the “Merger Agreement”) by and among the Company, and The Marquie Group, Inc., a Utah corporation ("TMG"), pursuant to which the Company merged with TMG. The Company was the surviving corporation. Each shareholder of TMG received one (1) share of common stock of the Company for everyone (1) share of TMG common stock held as of August 16, 2018. In accordance with the terms of the merger agreement, all of the shares of TMG held by TMG shareholders were cancelled, and 100,000 shares of common stock (as adjusted for the September 4, 2019, 1 share for 400 shares stock split) of the Company were issued to the TMG shareholders. A majority of these shares, 50,000 shares of common stock of the Company, were issued to Marc and Jacquie Angell, affiliates of the Company. This is considered a related party transaction. The TMG merger will provide the Company with access to certain registered trademarks and intellectual property with respect to health, beauty, and social networking products.

II-1

On September 20, 2022, the Company entered into a Share Purchase Agreement (the “SPA”) to acquire 25% of the outstanding shares of SIMPLY WHIM, INC., a Wyoming corporation (hereafter, “SIMPLY WHIM”), in exchange for 666,666,668 shares of common stock (the “SIMPLYWHIM Common Stock”) of the Company and a promissory note in the face amount of Two Million dollars ($2,000,000) (such transaction is hereafter referred to as the “Exchange”). SIMPLY WHIM is a skin care product development company. As a result of the Exchange, all of the SIMPLYWHIM Common Stock was issued to Jacquie Angell, the spouse of the Company’s CEO Marc Angell. This is considered a related party transaction.

On September 26, 2022, The Marquie Group, Inc., a Florida corporation (the “Company”) entered into Exchange Agreements (collectively, the “Exchange Agreements”) pursuant to Section 3(a)(9) of the Securities Act of 1933 with existing noteholders (collectively, the “Noteholders”) of the Company and in respect to certain outstanding notes of the Company in the aggregate principal and interest amount of $160,340 (each an “Exchange Note”, collectively, the “Exchange Notes”). Pursuant to the Exchange Agreements, and in full settlement and exchange for the prior notes held by the Noteholders, the Company issued to each of the Noteholders a replacement Exchange Note in the exact principal amount of the Noteholders prior note, bearing interest at 12%, each convertible into shares of the Company’s common stock at $0.002 per share. Also on September 26, 2022, the Company issued an aggregate of 80,170,000 unrestricted shares of the Company’s common stock in conversion of the Exchange Notes in their entirety (the “Exchange Note Conversions”).

From September 2023 through the date hereof, we have issued the following shares in satisfaction of outstanding convertible notes and other debt obligations:

Date	Shareholder	Shares Issued	Issuance Price	Reason for Issuance
8/22/2023	Sherry Sparks	36,876,500	0.00008	Partial Note Conversion
9/19/2023	Quick Capital LLC	44,000,000	0.00035	Partial Note Conversion
10/25/2023	Quick Capital LLC	40,000,000	0.0003	Partial Note Conversion
11/6/2023	Quick Capital LLC	43,636,363	0.000275	Partial Note Conversion
11/13/2023	Quick Capital LLC	47,963,636	0.000275	Partial Note Conversion
11/20/2023	Quick Capital LLC	50,334,690	0.000275	Partial Note Conversion
11/27/2023	Quick Capital LLC	53,400,000	0.0002	Partial Note Conversion
1/5/2024	Sherry Sparks	50,000,000	0.00008	Partial Note Conversion
1/10/2024	Sherry Sparks	52,000,000	0.00008	Partial Note Conversion
1/30/2024	Quick Capital LLC	74,900,000	0.0001	Partial Note Conversion
1/31/2024	Sherry Sparks	63,000,000	0.00008	Partial Note Conversion
2/2/2024	Quick Capital LLC	82,300,000	0.0001	Partial Note Conversion
2/22/2024	Quick Capital LLC	99,200,000	0.00005	Partial Note Conversion
2/23/2024	Sherry Sparks	91,000,000	0.00008	Partial Note Conversion
4/1/2024	Quick Capital LLC	106,600,000	0.00005	Partial Note Conversion
5/8/2024	Quick Capital LLC	122,000,000	0.00005	Partial Note Conversion

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. We believe the offers, sales and issuances of the above securities were exempt from registration under the Securities Act (or Regulation D or Regulation S promulgated thereunder) by virtue of Section 4(a)(2) of the Securities Act because the issuance of securities to the recipients did not involve a public offering, or in reliance on Rule 701 because the transactions were pursuant to compensatory benefit plans or contracts relating to compensation as provided under such rule. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

II-2

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

See the Exhibit Index immediately preceding the signature page hereto for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b) Financial Statement Schedules

All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the notes thereto.

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers, or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

II-3

(5) That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iii) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) (i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(i) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

II-4

INDEX TO EXHIBITS

		Filed	Incorporated by Reference
Exhibit No.	Description	Herewith (*)	Filing Type	Date Filed
2.1	Merger Agreement dated May 31, 2013		8-K	06/05/2013
3.1	Amended and Restated Articles of Incorporation		S-1/A	11/22/2022
3.3*	Bylaws
4.1*	Series A Preferred Stock Certificate of Designation
5.1*	Opinion of JDT Legal
10.1*	Securities Purchase Agreement dated 06/10/2022
10.2*	Promissory Note dated 06/10/2022
10.3*	Warrant dated 06/10/2022
10.4*	Securities Purchase Agreement dated 11/04/2022
10.5*	Promissory Note dated 11/04/2022
10.6*	Warrant dated 11/04/2022
10.7*	Securities Purchase Agreement dated 01/23/2023
10.8*	Promissory Note dated 01/23/2023
10.9*	Warrant dated 01/23/2023
10.10*	Securities Purchase Agreement dated 05/21/2024
10.11*	Promissory Note dated 05/21/2024
10.12*	Warrant dated 05/21/2024
10.13	Standby Equity Commitment Agreement dated 09/27/2024
10.14	Registration Rights Agreement dated 09/27/2024
14.1	Code of Ethics for Registrant		S-1/A	11/22/2022
21.1	List of Subsidiaries		10-K	09/10/2024
23.1	Consent of OLAYINKA OYEBOLA & CO		S-1	10/03/2024
23.2*	Consent of JDT Legal (included in Exhibit 5.1)
101	Interactive Data File	X
107	Calculation of Registration Fee		S-1	10/03/2024

* To be filed by amendment.

II-5

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

The Marquie Group, Inc.

Date:	October 28, 2024	By:	/s/ Marc Angell
		Name:	Marc Angell
		Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Marc Angell	Chief Executive Officer, Director	October 28, 2024
Marc Angell	(Principal Executive Officer)

/s/ Marc Angell	Principal Financial Officer and	October 28, 2024
Marc Angell	Principal Accounting Officer

II-6